                           SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[_] Preliminary Information Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14c-
    5(d)(2))

[X] Definitive Information Statement

                           Efficient Networks, Inc.
                 -------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11.

  (1) Title of each class of securities to which transaction applies:
    --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
    --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
    --------------------------------------------------------------------------

  (5) Total fee paid:
    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
    --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
    --------------------------------------------------------------------------

  (3) Filing Party:
    --------------------------------------------------------------------------

  (4) Date Filed:
    --------------------------------------------------------------------------

                            EFFICIENT NETWORKS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           WEDNESDAY, APRIL 12, 2000

                                 AT 12:00 P.M.

                               ----------------

To the Stockholders:

   NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Efficient Networks, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, April 12, 2000 at 12:00 p.m., local time, at the Crowne Plaza North Dallas/Addison, 14315 Midway Road, Addison, Texas 75001, for the following purpose:

   To approve the conversion of 6,300 shares of outstanding non-voting preferred stock into 6,300,000 shares of voting common stock.

   The foregoing item of business is more fully described in the Information Statement accompanying this Notice.

   Only stockholders of record at the close of business on February 25, 2000 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment thereof.

   All stockholders are cordially invited to attend the meeting and vote in person.

                                          For the Board of Directors

                                          Mark A. Floyd
                                          President, Chief Executive Officer
                                           and
                                          Chairman of the Board

Dallas, Texas
March 21, 2000


 IMPORTANT: WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE CONVERSION OF THE PREFERRED STOCK........    1
INFORMATION CONCERNING THE SPECIAL MEETING...............................    2
PROPOSAL NO. 1-- CONVERSION OF PREFERRED STOCK...........................    3
SUMMARY OF EFFICIENT AND THE FLOWPOINT ACQUISITION ......................    4
CAPITALIZATION...........................................................    6
SELECTED CONSOLIDATED FINANCIAL DATA.....................................    7
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS..............................................................    8
PRINCIPAL STOCKHOLDERS...................................................   20
DESCRIPTION OF CAPITAL STOCK.............................................   22
INDEPENDENT AUDITORS.....................................................   27
ADDITIONAL INFORMATION ABOUT EFFICIENT...................................   27
EFFICIENT INDEX TO FINANCIAL STATEMENTS..................................  F-1
FLOWPOINT INDEX TO FINANCIAL STATEMENTS.................................. F-30

       QUESTIONS AND ANSWERS ABOUT THE CONVERSION OF THE PREFERRED STOCK

Q: Why is Efficient holding a Special Meeting?

   A: In connection with our acquisition of Flowpoint Corporation from Cabletron Systems, Inc., we were able to close the acquisition more quickly by issuing a combination of common stock and non-voting preferred stock, on the condition that we later convert the preferred stock into common stock. We are now submitting this proposal to convert the preferred stock into common stock to the stockholders for approval at this time in order to honor our obligations to Cabletron.

Q: Why did Efficient issue preferred stock?

   A: Efficient issued preferred stock in connection with the recent acquisition of Flowpoint Corporation from Cabletron Systems Inc. The reason we issued preferred stock was to enable Efficient to acquire Flowpoint quickly in order compete more effectively in the DSL marketplace. In connection with the acquisition agreement with Cabletron, we agreed that we would hold this special stockholders meeting to convert their 6,300 shares of preferred stock into 6,300,000 shares of common stock. Additionally, in connection with the acquisition of Flowpoint, certain stockholders of Efficient which in the aggregate hold enough shares of Efficient to cause the preferred to convert into common, agreed with Cabletron, at the time of the acquisition of Flowpoint, to vote in favor of the conversion proposal. For a description of the Flowpoint acquisition see "Summary Flowpoint Acquisition".

Q: Why is the preferred stock being converted?

   A: In connection with the acquisition of Flowpoint from Cabletron, Cabletron agreed to allow Efficient to issue to Cabletron a combination of 7,200,000 shares common stock and 6,300 preferred stock, provided that (i) Cabletron received assurances that the preferred would convert into common and (ii) the conversion ratio of the preferred was 1000 to 1. Since certain of our stockholders provided Cabletron with this assurance, we were able to acquire Flowpoint quickly. Now, we are simply honoring our obligations to Cabletron to convert the preferred stock that they hold into common stock.

Q: Why is the conversion ratio of the preferred stock 1000 to 1? Doesn't that mean Efficient is giving shares away?

   A: No. If we had not wanted to acquire Flowpoint quickly, we would have simply issued an aggregate of 13,500,000 shares of common stock to Cabletron. Instead, we issued 7,200,000 shares of common stock and 6,300 shares of preferred stock, convertible into 6,300,000 shares of common stock, to Cabletron in exchange for Flowpoint. So, the 1000-to-1 conversion exchange ration simply accounts for the true economics of the Flowpoint acquisition. For a more detailed description of our capital stock, see "Description of Capital
Stock" at page   .

Q: Why is Efficient not soliciting a proxy from me?

   A: As mentioned above, certain stockholders of Efficient, which in the aggregate hold enough shares of Efficient to cause the preferred to convert into common agreed with Cabletron, at the time of the acquisition of Flowpoint, to vote in favor of the conversion proposal. Thus, we believe that the proposal will pass without requiring proxies to be solicited.

Q: May I still attend and vote at the Special Meeting?

   A: Yes. As a stockholder of Efficient, you are entitled to attend the special meeting and vote upon the conversion proposal.

                   INFORMATION CONCERNING THE SPECIAL MEETING

           INFORMATION STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

   The enclosed Information Statement is being distributed for use at the Special Meeting of Stockholders (the "Special Meeting") to be held Wednesday, April 12, 2000, at 12:00 p.m., local time, or at any and all continuation(s) or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the Crowne Plaza North Dallas/Addison, 14315 Midway Road, Addison, Texas 75001. The telephone number at that location is (972) 980-8877. The Company's headquarters are located at 4849 Alpha Road, Dallas, Texas 75244 and the telephone number is (972) 852-1000.

   This Information Statement was mailed on or about March 21, 2000 to all stockholders entitled to vote at the Annual Meeting.

                         INFORMATION CONCERNING VOTING

Purpose of the Special Meeting

   The purpose of the Special Meeting is to approve the conversion of 6,300 shares of outstanding non-voting preferred stock into 6,300,000 shares of voting common stock.

Record Date and Shares Outstanding

   Stockholders of record at the close of business on February 25, 2000 (the "Record Date") are entitled to notice of, and to vote at the Special Meeting. At the Record Date, 48,226,757 shares of the Company's Common Stock were issued and outstanding. For information regarding security ownership by management and 5% stockholders, see "OTHER INFORMATION--Security Ownership of Certain Beneficial Owners and Management." The closing price of the Company's Common Stock on The Nasdaq Stock Market on the last trading day immediately prior to the Record Date was $138 per share.

Voting and Reasons for No Solicitation

   Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters. The conversion of the preferred stock into common stock will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock on the Record Date (the "Required Vote").

   Proxies are not being solicited because stockholders holding enough shares to effect the Required Vote have previously entered into voting agreements with the FlowPoint Acquisition to effect the commissions.

Quorum

   The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Common Stock outstanding on the Record Date.

                                 PROPOSAL NO. 1

                         CONVERSION OF PREFERRED STOCK

Background Information in connection with the Proposal to convert the outstanding Preferred Stock into common stock.

   In connection with our acquisition of Flowpoint Corporation from Cabletron Systems, Inc., we were able to close the acquisition more quickly by issuing a combination of common stock and non-voting preferred stock, on the condition that we later convert the preferred stock into common stock. We are submitting this proposal to the stockholders for approval at this time.

   Some additional information which should be noted in connection with Proposal No. 1 is that certain stockholders holding the Requisite Vote to approve Proposal No. 1 have already entered into voting agreements with Cabletron to effect the conversion of the 6,300 outstanding shares of non-voting preferred stock into 6,300,000 shares of voting common stock. We want to emphasize to our stockholders that the ability to initially issue this preferred stock to Cabletron was advantageous to us since it enabled us to acquire Flowpoint quickly. In connection with the acquisition of Flowpoint, we agreed with Cabletron to convert their 6,300 shares of our preferred stock into 6,300,000 shares of common stock as soon as practicable. The acquisition of Flowpoint, and the various transactions consummated thereby were unanimously approved by the Board of Directors of Efficient.

   Cabletron Systems, Inc., a holder of 4,176,099 shares of our voting common stock and 6,300 shares of non-voting preferred stock shares of 11,476,099 common stock, on an as converted basis, has agreed to vote in favor of the conversion of the preferred stock into common stock. Cabletron is the sole owner of the preferred stock. However, Cabletron has previously agreed to certain voting restrictions on its holdings in Efficient. More a more detailed discussion of these restrictions, see "Description of Capital Stock--Standstill and Registration Rights" at page .

Required Vote

   The conversion of the 6,300 shares of outstanding preferred stock into 6,300,000 shares of common stock requires the affirmative vote of a majority of the shares of common stock outstanding on the Record Date.

Recommendation of the Board of Directors

   The Board of Directors is not soliciting proxies in connection with Proposal No. 1, however, you should be aware that the directors and their affiliated entities have entered into voting agreements with Cabletron whereby they have agreed to vote in favor of the conversion of preferred stock into common stock.

               SUMMARY OF EFFICIENT AND THE FLOWPOINT ACQUISITION

   This summary highlights information contained elsewhere in this information statement. You should read the entire prospectus carefully.

                            Efficient Networks, Inc.

                                ----------------

   Efficient Networks is a worldwide developer and supplier of high-speed digital subscriber line customer premises equipment for the high-speed, high-volume digital communication, or broadband, access market. Digital subscriber line, or DSL, solutions enable telecommunications and other communication network service providers to provide high-speed, cost-effective broadband access services over the existing copper wire telephone infrastructure. We believe there is significant demand for broadband access, especially among business users and consumers who have found current solutions to be inadequate or too expensive. DSL networks generally consist of two core components, one installed at the network operator's facility--typically referred to as the central office--and one installed at the customer's home or business. The DSL equipment installed at the customer premises is generally referred to as customer premises equipment. We develop and produce DSL customer premises equipment, and in particular single- and multiple-user DSL customer premises equipment for small- to medium-size businesses, branch offices of large corporations and consumers. Our DSL products enable applications such as high-speed Internet access, electronic commerce, access to computer networks from remote locations, telecommuting and extensions of corporate networks to branch offices.

   Business-critical Internet-based applications, such as electronic commerce, Web browsing and access to computer networks from remote locations for telecommuters, generate enormous data traffic over the existing communications infrastructure. The growth in Internet use, increased competition resulting from domestic and international deregulation, and pressure from alternative means of providing high-speed, high-volume access services have led both traditional and new operators of the existing copper telephone wire-based networks to deploy DSL. DSL technology enables these network service providers to rely upon the existing copper telephone wire infrastructure to cost-effectively provide broadband access to most businesses and homes currently connected by telephone lines.

   In order to offer cost-effective DSL services to end users, network service providers are actively seeking DSL customer premises equipment solutions that offer interoperability from the end user's personal computer through the service provider's networks and which provide for simple and low-cost installation and maintenance. The products that make up our SpeedStream family of customer premises equipment satisfy the requirements of network service providers as they:

 . Enable DSL Deployments. We enable network service providers to rapidly deploy
  DSL services, thereby allowing them to quickly capture market share in today's intensely competitive broadband services market. By offering a broad product line we can support DSL services targeted at both businesses and consumers.

 . Ensure End-To-End Interoperability. Our technology expertise and ongoing product development coordination with network equipment vendors, such as ADC Telecommunications, Advanced Fibre Communications, Alcatel, Copper Mountain Networks, Ericsson, Lucent Technologies, Newbridge Networks, Nokia, Nortel Networks and Siemens, and network service providers enable us to ensure interoperability between the end user's personal computer and the service provider's network.

 . Provide for Efficient and Cost-Effective Installation. The software included with many of our products allows a network service provider to pre-configure the customer premises equipment to the parameters of a particular network, reducing the costs associated with having installers perform these activities during each end-user installation. As demand for DSL service grows, pre-configuration helps network operators meet their customers' expectations for rapid service activation.

 . Provide for Cost-Effective Maintenance. Our Advanced Status software allows a network service provider to easily monitor, diagnose and often remotely fix the customer's problems quickly, which can substantially reduce the network service provider's customer support costs.

   Our objective is to be the leading worldwide provider of high-performance DSL broadband access customer premises equipment for businesses, remote offices, telecommuters and consumers. To achieve this goal, we intend to capitalize on our early market acceptance by network service providers and to leverage our relationships with network equipment vendors. In addition, we will continue developing enhancements to our current DSL products and expect to develop products that are capable of processing both voice and data communications through the same DSL equipment and network. Also, we intend to continue to target strategic partnerships and acquisitions to augment our product offerings, sales channels and worldwide operations. Finally, we plan to extend our distribution channels to meet the growing demand for broadband access solutions and increase our brand awareness.

   We sell our products to network equipment vendors and DSL network service providers. As of December 31, 1999, our products have been deployed by Ameritech, Bell Atlantic, BellSouth, Covad Communications, Hanaro Telecom, Hong Kong Telecom, Pacific Bell, Singapore Telecom, Southwestern Bell, and TeleDanmark, among others, and purchased by several network equipment vendors. A number of other network service providers have begun to test our customer premises equipment solutions.

   We were incorporated in Delaware in 1993. Our principal executive offices are located at 4201 Spring Valley Road, Suite 1200, Dallas, Texas 75244-3666 and our telephone number is (972) 991-3884. Our Website is located at http://www.efficient.com. Information contained on our Website does not constitute part of this prospectus.

                             Flowpoint Acquisition

   On December 17, 1999 we completed the acquisition of FlowPoint Corporation, a wholly-owned subsidiary of Cabletron Systems, Inc., based in Santa Clara, California, in exchange for a combination of common stock and convertible preferred stock equal to an aggregate of 13,500,000 shares of our common stock on an as-converted basis. FlowPoint's primary business is the design, manufacture and sale of a comprehensive line of advanced broadband routers for deployment at customer premises. FlowPoint's product line consists of routing products for use in business-class DSL services. According to the Dell'Oro Group's November 1999 study of market performance for the first three quarters of 1999, FlowPoint was the market leader in SDSL and IDSL customer premises equipment. We now provide the industry's most comprehensive line of DSL customer premises equipment, including internal and universal serial bus modems for personal computers, DSL local area network modems, small office and telecommuter DSL routers, and DSL routers for small businesses and branch offices. FlowPoint's customers include major incumbent and competitive local exchange carriers, including Ameritech, Covad and NorthPoint, and several European incumbent carriers such as British Telecom. FlowPoint also works closely with a number of Internet service providers offering DSL services to businesses. FlowPoint recently announced the availability of an integrated access device that supports both voice and data service delivery over a single DSL line.

                                 CAPITALIZATION

  The table below sets forth the following information:

  .  the actual capitalization of Efficient as of December 31, 1999;


                                                         December 31, 1999
                                                    ---------------------------
                                                              Actual
                                                    ---------------------------
                                                    (in thousands, except share
                                                        and per share data)
5% Convertible Subordinated Notes due 2005.........          $      --
Series A redeemable convertible preferred stock,
 $0.001 par value; 6,300 shares authorized, issued
 and outstanding...................................          $ 431,550
Stockholders' equity:
 Common stock, $0.001 par value; 200,000,000 shares
  authorized; 44,834,917 shares issued and
  outstanding, 47,584,917 shares issued and
  outstanding pro forma and pro forma, as
  adjusted.........................................                 45
 Additional paid-in capital........................            641,369
 Deferred stock option compensation................            (12,537)
Accumulated deficit................................            (80,070)
                                                             ---------
  Total stockholders' equity.......................            548,807
                                                             ---------
    Total capitalization...........................          $ 980,357
                                                             =========

   This table excludes the following shares:

  . options outstanding to purchase a total of 6,954,329 shares of common stock at a weighted average exercise price of $2.81 per share and 3,325,000 shares reserved for grant of future options under our stock option plans;

  . 200,000 shares reserved for future grants under our 1999 Employee Stock Purchase Plan;

  .  34,246 shares issuable upon exercise of outstanding warrants; and

  . 1,933,702 shares issuable upon conversion of the notes (assuming the initial purchasers do not exercise their over-allotment option).

  . 2,750,000 shares of common stock issued on February 8, 2000 at a public offering price of $70.00 per share, less underwriting discounts and commissions, and expenses

  . shares of our common stock issuable upon conversion of $400 million of convertible notes issued on March 7, 2000, at an initial conversion price of $181.00 per share.

  See Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and are qualified by reference to the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended June 30, 1997, 1998 and 1999, and the consolidated balance sheet data at June 30, 1998 and 1999, are derived from, and are qualified by reference to, the audited Consolidated Financial Statements of Efficient included elsewhere in this prospectus. The statement of operations data set forth below for the years ended June 30, 1995 and 1996 and the balance sheet data at June 30, 1995, 1996 and 1997 are derived from audited Consolidated Financial Statements of Efficient not included in this prospectus. The consolidated statement of operations data for the six months ended December 31, 1998 and 1999 and the consolidated balance sheet data at December 31, 1999 are derived from, and are qualified by reference to, the unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited statement of operations data shown for the six month periods ended December 31, 1998 and 1999 and the unaudited balance sheet data as of December 31, 1999 have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods.

                                                                            Six Months Ended
                                  Fiscal Year Ended June 30,                  December 31,
                          -----------------------------------------------  -------------------
                           1995      1996      1997      1998      1999     1998       1999
                          -------  --------  --------  --------  --------  -------  ----------
                                      (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Net revenues............  $ 2,314  $  3,687  $  4,122  $  3,370  $ 14,828  $ 3,024  $   38,595
Cost of revenues........    1,125     2,209     2,386     2,160    14,344    2,510      32,925
                          -------  --------  --------  --------  --------  -------  ----------
Gross profit............    1,189     1,478     1,736     1,210       484      514       5,670
                          -------  --------  --------  --------  --------  -------  ----------
Operating expenses:
  Sales and marketing...    1,505     2,366     2,409     3,436     6,133    2,471       7,502
  Research and
   development..........    3,405     3,853     4,183     4,389     7,747    3,616       7,371
  General and
   administrative.......      822     1,082     1,245     1,641     1,993      750       2,330
  Stock option
   compensation.........       --       198       659     1,165     3,116      908       2,608
  Amortization of
   intangibles..........       --        --        --        --        --       --       7,358
  In process research
   and development
   charge...............       --        --        --        --        --       --       4,970
                          -------  --------  --------  --------  --------  -------  ----------
   Total operating
    expenses............    5,732     7,499     8,496    10,631    18,989    7,745      32,139
                          -------  --------  --------  --------  --------  -------  ----------
Loss from operations....   (4,543)   (6,021)   (6,760)   (9,421)  (18,505)  (7,231)    (26,469)
Interest and other
 income (expense), net..      248       177       125       130    (7,900)     110         588
                          -------  --------  --------  --------  --------  -------  ----------
Net loss................  $(4,295) $ (5,844) $ (6,635) $ (9,291) $(26,405) $(7,121) $  (25,881)
                          =======  ========  ========  ========  ========  =======  ==========
Basic and diluted net
 loss per share(1)......  $ (1.56) $  (2.06) $  (2.19) $  (2.86) $  (6.87) $ (1.94) $    (0.75)
                          =======  ========  ========  ========  ========  =======  ==========
Weighted average
 shares(1)..............    2,750     2,838     3,027     3,254     3,893    3,766      34,570
                          =======  ========  ========  ========  ========  =======  ==========
Unaudited pro forma
 basic and diluted net
 loss per share(1)......                                         $  (0.97)
                                                                 ========
Weighted average shares
 used to compute
 unaudited pro forma
 basic and diluted net
 loss per share(1)......                                           28,342
                                                                 ========
Other Consolidated
 Financial Data:
Deficiency of earnings
 available to cover
 fixed charges(2).......  $(4,295) $ (5,844) $ (6,635) $ (9,291) $(26,405) $(7,121) $  (25,881)
                          =======  ========  ========  ========  ========  =======  ==========
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............  $ 2,650  $  1,303  $  3,413  $  7,607  $  3,604           $   31,803
Working capital.........    3,400     2,619     4,370     7,870    12,585               57,908
Total assets............    6,357     5,150     6,454    10,667    21,947            1,023,241
Redeemable convertible
 preferred stock........   11,155    16,155    23,635    34,743    40,495              431,550
Total stockholders'
 equity (deficit).......   (6,008)  (11,643)  (17,610)  (25,374)  (39,014)             548,807

-------
(1) Note 2 of Notes to Consolidated Financial Statements provides an explanation of the determination of the weighted average shares used to compute basic and diluted net loss per share and unaudited pro forma basic and diluted net loss per share.
(2) Earnings were inadequate to cover fixed charges in each period presented. The deficiency is calculated by subtracting total fixed charges from earnings. Earnings consist of pretax loss plus fixed charges. Fixed charges consist of interest, accretion of discount on subordinated promissory notes, and the component of rental expense believed by management to be representative of the interest factor thereon.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto, as well as the other information included elsewhere in this Information Statement.

Overview

   We are a worldwide independent developer and supplier of high-speed DSL customer premises equipment for the broadband access market. Our DSL solutions enable telecommunications and other network service providers to provide high-speed, cost-effective broadband access services over the existing copper wire telephone infrastructure to both business and residential markets. We therefore focus on developing and producing single- and multiple-user DSL customer premises equipment for small- to medium-size businesses, branch offices of large corporations and consumers. Our DSL products enable applications such as high-speed Internet access, electronic commerce, remote access, telecommuting and extensions of corporate networks to branch offices.

   We were incorporated in June 1993. From inception through fiscal 1997, we primarily focused on developing and selling ATM-based products for local area network, or LAN, applications. ATM, or asynchronous transfer mode, is a widely-used transmission technology that breaks data down into individual packets with unique identification and destination addresses and may be used to transmit data, voice and video within a network. During fiscal 1997 we began to leverage our ATM, personal computing environment and networking expertise to develop DSL modem products for high-speed Internet access. Although we continue to sell ATM LAN products, we have largely discontinued further development efforts on such products and are currently focusing on our DSL products. We shipped our first DSL products in the third quarter of fiscal 1998. Our DSL products, which accounted for less than 3% of net revenues in fiscal 1998, represented 87.1% of our net revenues in fiscal 1999 and 98.5% of our net revenues in the first two quarters of fiscal 2000. We expect sales of our ATM LAN products to continue to gradually decrease in absolute amount over the next one to two years, and to decrease substantially as a percentage of net revenues during that time.

   We derive our revenues from sales of our SpeedStream family of DSL products and, to a lesser extent, our ATM LAN products. We sell our DSL products primarily to network service providers, network equipment vendors and telephone company-aligned distributors. For the six months ended December 31, 1999, sales to four customers, American Communications Supply, Inc., a distributor for Southwestern Bell, America Online, Inc., Innotrac Corporation, a distributor for BellSouth, and Covad Communications Group Inc. each represented more than 10% of our net revenues. Our top ten customers for the six months ended December 31, 1999 accounted for 83.0% of our net revenues. For the fiscal year ended June 30, 1999, Covad Communications represented 29.6% of our net revenues, and Soon Cabling Pte, Ltd., a distributor for Daewoo Telecom represented 17.5% of our net revenues. Our top ten customers in fiscal 1999 accounted for 82.3% of our net revenues. For the fiscal year ended June 30, 1998, Victron, a manufacturer for Xylan, represented 19.6% of our net revenues, and Telecom Equipment, a distributor for Singapore Telecom, represented 12.6% of our net revenues. We expect to continue to be dependent upon a relatively small number of large customers in future periods, although the specific customers may vary from period to period.

   Since inception, a substantial portion of our revenues has been derived from customers located outside of the United States and we expect this trend to continue. Revenues derived from customers outside the United States represented 52% of our net revenues in fiscal 1998, 41% of our net revenues for fiscal 1999 and 22% of our net revenues for the six months ended December 31, 1999. We currently maintain a European sales office in Amsterdam and an Asian sales office in Singapore. We believe that in order to continue growing and attain profitability, we must continue to penetrate international markets. Accordingly, we will need to expand our international operations and hire qualified personnel for these operations.

   To date, international sales have been denominated solely in U.S. dollars and, accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates. In the future, a portion of our international sales may be denominated in currencies other than U.S. dollars, which would then expose us to gains and losses based upon exchange rate fluctuations.

   The gross margins on our DSL products have been below the levels that our business has historically achieved. The lower gross margins on our DSL products have been a result of manufacturing start-up costs and volume discounts given to quickly introduce products into the market. Other factors that will affect our gross margin include the product mix sold in any particular period, distribution channels, competitive pressures and levels of volume discounts.

   Our limited operating history in the DSL market makes it difficult to forecast our future operating results. To date, we have not achieved profitability in any quarter or annual period, and as of December 31, 1999, we had an accumulated deficit of $80.1 million. Although our net revenues have grown in recent quarters, we cannot be certain that our net revenues will increase at a rate sufficient to achieve and maintain profitability.

   For the fiscal years 1997, 1998 and 1999 and for the six months ended December 31, 1999, we recorded an aggregate of $21.7 million in deferred stock option compensation. This amount represents the difference between the exercise price of certain stock options granted during such periods and the deemed fair market value of our common stock at the time of such option grants. We are amortizing the deferred stock option compensation over the vesting periods of the applicable options, which is generally four years. We amortized deferred stock option compensation in the amounts of $659,000, $1.2 million, $3.1 million and $2.6 million in fiscal years 1997, 1998, 1999 and the six months ended December 31, 1999, respectively. We expect to amortize the remaining deferred stock option compensation at the rate of approximately $1.2 million per quarter until fully amortized.

Recent Development--FlowPoint Acquisition

   On November 21, 1999, we entered into an agreement with Cabletron Systems, Inc. to acquire its wholly-owned subsidiary FlowPoint Corporation from Cabletron. The acquisition was completed on December 17, 1999, and is being accounted for under the purchase method of accounting.

   We paid for the acquisition of FlowPoint through the issuance of 7,200,000 shares of our common stock and 6,300 shares of our Series A non-voting redeemable convertible preferred stock. The Series A preferred stock is convertible into an aggregate of 6,300,000 shares of our common stock. See "Description of Capital Stock" for a more complete description of the Series A redeemable convertible preferred stock.

   The shares issued to Cabletron for FlowPoint were worth $924.8 million based upon the market price of $68.50, which represents Efficient's average closing sale price for two trading days before and two trading days after the terms of the acquisition were agreed to.

Recent Development--Follow-on Offering

   On February 8, 2000, we completed a follow-on public offering. We issued
2.75 million shares of common stock in exchange for net proceeds of approximately $182.8 million, after deduction of the underwriters' discount and expenses.

Recent Development--Convertible Debt Offering

   On March 7, 2000, Efficient completed the private placement of $400,000,000 in aggregate principal amount of its 5% Convertible Subordinated Notes due March 15, 2005. The conversion price for the notes is initially $181.00. Efficient intends to use the net proceeds of the offering primarily for general corporate purposes including working capital and sales and marketing efforts.

Results of Operations

   The following table sets forth, for the periods presented, certain data from Efficient's consolidated statement of operations expressed as a percentage of net revenues.

                                                               Six Months
                                    Fiscal Year Ended            Ended
                                         June 30,             December 31,
                                   ------------------------   --------------
                                    1997     1998     1999     1998    1999
                                   ------   ------   ------   ------   -----
Net revenues......................  100.0 %  100.0 %  100.0 %  100.0 % 100.0 %
Cost of revenues..................   57.9     64.1     96.7     83.0    85.3
                                   ------   ------   ------   ------   -----
Gross profit......................   42.1     35.9      3.3     17.0    14.7
                                   ------   ------   ------   ------   -----
Operating expenses:
Sales and marketing...............   58.4    102.0     41.4     81.7    19.4
Research and development..........  101.5    130.2     52.2    119.6    19.1
General and administrative........   30.2     48.7     13.4     24.8     6.0
Stock option compensation.........   16.0     34.6     21.0     30.0     6.8
Amortization of intangibles.......    0.0      0.0      0.0      0.0    19.1
In process research and
 development charge...............    0.0      0.0      0.0      0.0    12.9
                                   ------   ------   ------   ------   -----
  Total operating expenses........  206.1    315.5    128.1    256.1    83.3
                                   ------   ------   ------   ------   -----
Loss from operations.............. (164.0)  (279.6)  (124.8)  (239.1)  (68.6)
Interest and other income
 (expense), net...................    3.0      3.9    (53.3)     3.6     1.6
                                   ------   ------   ------   ------   -----
Net loss.......................... (161.0)% (275.7)% (178.1)% (235.5)% (67.0)%
                                   ======   ======   ======   ======   =====

Three and Six Months Ended December 31, 1998 and 1999

Net Revenues

   Net revenues consist of product sales, net of allowances for returns. Net revenues increased 1,328% to $26.4 million for the quarter ended December 31, 1999 from $1.9 million for the comparable quarter in 1998. Net revenues increased 1,176% to $38.6 million for the six months ended December 31, 1999 from $3.0 million for the comparable period in 1998. DSL product revenues increased to $26.1 million for the quarter ended December 31, 1999 compared to $1.6 million for the quarter ended December 31, 1998. DSL product revenues increased to $37.9 million for the six months ended December 31, 1999 compared to $2.0 million for the six months ended December 31, 1998. The increase in DSL product revenues for the quarter and six months ended December 31, 1999 reflects the continued market adoption of our DSL products, as well as the addition of new products to the Company's DSL product line. Revenues in the December 1999 quarter also benefited from the acquisition in December 1999 of FlowPoint. Flowpoint contributed $3.0 million to revenues in the quarter. Net revenues exclude $3.4 million of deferred revenues primarily related to shipments of product to customers where title and risk of ownership has passed to the customer, but revenue recognition has been deferred for accounting purposes due to certain stock balancing and return rights granted to the customer.

Cost of Revenues

   Cost of revenues consists of amounts paid to third-party contract manufacturers and the personnel and related costs of our manufacturing operation. Cost of revenues increased 1,188% to $21.2 million, or 80.3% of net revenues, for the quarter ended December 31, 1999 from $1.6 million, or 89.0% of net revenues, for the quarter ended December 31, 1998. Cost of revenues increased 1,211.8% to $32.9 million, or 85.3% of net revenues, for the six months ended December 31, 1999 from $2.5 million, or 83.0% of net revenues, for the six months ended December 31, 1998. The increase from the quarter and six months ended December 31, 1998 to the comparable period in 1999 reflected the increase in DSL product sales.

   Gross margin represented 19.7% of net revenues for the quarter ended December 31, 1999, compared to 11.0% of net revenues for the same period in 1998. Gross margin represented 14.7% of net revenues for the six months ended December 31,1999, compared to 17.0% of net revenues for the same period in 1998. The 1999 amounts are not comparable to the 1998 amounts due to the shift from ATM LAN products to DSL products. For the quarter ended December 31, 1999, our gross margin improved from the gross margin achieved in the quarter ended September 30, 1999 due to manufacturing and other cost efficiencies associated with higher production volumes and a change in contract manufacturer. Included in cost of revenues for the six months ended December 31, 1999 are $1.0 million of one-time costs associated with a change in Efficient's contract manufacturer. Excluding these one-time costs, the gross margin for the six months ended December 31, 1999 would have been 17.3%. Although an improvement has been achieved in the current period, gross margin continued to be adversely affected by our efforts to bring our DSL products to market quickly and as we continued to add personnel to our manufacturing operations in anticipation of higher levels of business going forward. We took a number of actions that were designed to bring our DSL products to market quickly, but which also adversely affected our gross margins. These actions included initial volume price discounts for key customers and incremental costs such as manufacturing start-up, expedite and other incremental shipping and handling charges associated with low volume manufacturing. We expect that we will continue to incur higher than normal costs associated with the actions to bring our DSL products to market quickly.

Sales and Marketing Expenses

   Sales and marketing expenses consist primarily of employee salaries, commissions and benefits, advertising, promotional materials and trade show exhibit expenses. Sales and marketing expenses increased 272% to $4.8 million for the quarter ended December 31, 1999, up from $1.3 million for the same period in 1998. Sales and marketing expenses increased 203.6% to $7.5 million for the six months ended December 31, 1999, up from $2.5 million for the same period in 1998. The increase in sales and marketing expenses resulted from expanded sales and marketing activities associated with our DSL products. These costs included significant personnel-related expenses associated with increasing the size of our sales and marketing organization, and increased trade show activities and related travel expenses. Sales and marketing expenses represented 18.4% of net revenues for the quarter ended December 31, 1999, and 70.4% of net revenues for the quarter ended December 31, 1998. Sales and marketing expenses represented 19.4% of net revenues for the six months ended December 31, 1999, and 81.7% of net revenues for the six months ended December 31, 1998. The decrease in sales and marketing expenses as a percentage of net revenues for the quarter and six months ended December 31, 1999 compared to the same period in 1998 was a result of the increase in DSL revenues. We expect sales and marketing expenses to increase in dollar amount in future periods as we continue to expand our domestic and international sales and marketing organization.

Research and Development Expenses

   Research and development expenses consist primarily of personnel and related costs associated with our product development efforts, including third-party consulting and prototyping costs. Research and development expenses increased 141% to $4.3 million for the quarter ended December 31, 1999, up from $1.8 million for the quarter ended December 31, 1998. Research and development expenses increased 103.8% to $7.4 million for the six months ended December 31, 1999, up from $3.6 million for the six months ended December 31, 1998. The increase in research and development spending was primarily a result of increased personnel and related costs associated with an expanded research and development organization in connection with our DSL products. Research and development expenses represented 16.3% of net revenues for the quarter ended December 31, 1999 compared to 96.8% of net revenues for the quarter ended December 31, 1998. Research and development expenses represented 19.1% of net revenues for the six months ended December 31, 1999 compared to 119.6% of net revenues for the six months ended December 31, 1998. The decrease in research and development expenses as a percentage of net revenues for the quarter and six months ended December 31, 1999 compared to the same period in 1998 was a result of the rapid increase in DSL revenues. We expect research and development expenses to increase in dollar amount in future periods as we continue to expand our research and development organization to develop new products and technologies.

General and Administrative Expenses

   General and administrative expenses consist primarily of employee salaries and related expenses for executive, administrative and accounting personnel, facility costs, insurance costs and professional fees. General and administrative expenses increased 212% to $1.3 million for the quarter ended December 31, 1999, up from approximately $411,000 for the same period in 1998. General and administrative expenses increased 210.7% to $2.3 million for the six months ended December 31, 1999, up from approximately $750,000 for the same period in 1998. The increases in general and administrative spending were primarily a result of increases in headcount associated with building our infrastructure. General and administrative expenses represented 4.9% of net revenues for the quarter ended December 31, 1999, compared to 22.2% of net revenues for the quarter ended December 31, 1998. General and administrative expenses represented 6.0% of net revenues for the six months ended December 31, 1999, compared to 24.8% of net revenues for the six months ended December 31, 1998. The decrease in general and administrative expenses as a percentage of net revenues for the quarter and six months ended December 31, 1999 compared to the same period in 1998 was a result of the increase in DSL revenues. We expect general and administrative expenses to increase in dollar amount in future periods as we continue to build our infrastructure and as a result of operating as a publicly-held company.

Stock Option Compensation

   Stock option compensation reflects the difference between the exercise price of stock options granted and the deemed fair market value of our common stock on the dates of grant. Amortization of deferred stock option compensation was $1.2 million and $2.6 million for the quarter and six months ended December 31, 1999, respectively, compared to approximately $475,000 and $908,000 for the quarter and six months ended December 31, 1998, respectively. We expect to amortize the deferred stock option compensation at the rate of approximately $1.2 million per quarter until fully amortized. Prior to our initial public offering on July 15, 1999, there was no market for our common stock, and option prices were determined by the Board of Directors based upon numerous factors. Upon review in connection with our initial public offering, it was determined that the fair market value on the date of grant of certain options was higher than originally determined by the Board of Directors. Beginning with our initial public offering, we began pricing options based upon the public market price of our common stock, and do not anticipate accruing additional deferred stock option compensation in future periods.

Amortization of Intangibles and In Process Research and Development

   Amortization of intangibles represents amortization of the intangible assets recorded in connection with the FlowPoint acquisition. Efficient recorded $924.5 million in intangible assets, of which $7.4 million was amortized in the quarter ended December 31, 1999. The remainder will be amortized at the rate of approximately $46.2 million per quarter over a five year period. In the quarter ended December 31, 1999, we also recorded a one-time write-off of $5.0 million of in process research and development incurred in connection with the FlowPoint acquisition.

Interest and Other Income (Expense), Net

   Interest income consists primarily of interest earned on cash and cash equivalents. Interest income increased for the quarter and six months ended December 31, 1999 from the quarter and six months ended December 31, 1998, as a result of interest earned primarily from the net cash proceeds received in connection with the completion of our initial public offering on July 15, 1999. In future periods we expect interest and other income (expense), net to vary depending upon changes in the amount and mix of interest-bearing investments and short and long-term debt outstanding during each period.

Income Taxes

   From inception through December 31, 1999, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. We have significant federal net operating loss carryforwards to offset future taxable income which will begin to expire in varying amounts beginning in 2008. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting our future results, management does not believe that the recognition of the related deferred income tax asset meets the criteria required by generally accepted accounting principles. Accordingly, a 100% valuation allowance has been recorded. Furthermore, as a result of changes in Efficient's equity ownership resulting from Efficient's redeemable convertible preferred stock and note financings and Efficient's initial public offering, utilization of the net operating losses and tax credits may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization.

Fiscal Years Ended June 30, 1997, 1998 and 1999

Net Revenues

   Net revenues increased 340.0% to $14.8 million in fiscal 1999 from $3.4 million in fiscal 1998. Net revenues in fiscal 1998 reflected a 18.2% decrease from the $4.1 million realized in fiscal 1997. DSL product revenues, which didn't exist in fiscal 1997, increased from $84,000 in fiscal 1998 to $12.9 million in fiscal 1999. The increases in DSL product revenues from fiscal 1998 to fiscal 1999 reflect the beginning market adoption of our DSL products, which first became available in the quarter ended March 31, 1998. The increase in DSL product revenues was partially offset by a decrease in revenues from our ATM LAN products. During fiscal 1997, we made the strategic decision to begin focusing on developing our DSL products and, as a result, significantly reduced the level of development and support activities associated with our ATM LAN products. As a result of this change in focus, ATM LAN product revenues declined from $4.1 million in fiscal 1997 to $3.3 million in fiscal 1998, and further declined to $1.9 million in fiscal 1999. From fiscal 1997 to fiscal 1998, this decrease was only slightly offset by sales of prototype DSL products that began in the second half of fiscal 1998.

Cost of Revenues

   Cost of revenues increased 564.1% to $14.3 million in fiscal 1999 from $2.2 million in fiscal 1998. This compares to a decrease of 9.5% for fiscal 1998 as compared to the $2.4 million in cost of sales incurred in fiscal 1997. The increase from fiscal 1998 to fiscal 1999 reflected the substantial increase in DSL product sales. The decrease from 1997 to 1998 reflected the declining sales of our ATM LAN products.

   Gross margin represented 3.3% of net revenues in fiscal 1999, compared to 35.9% of net revenues in fiscal 1998 and 42.1% of net revenues in fiscal 1997. Gross margin on our DSL products increased from a gross loss of 22.6% of the related revenues in fiscal 1998 to a gross loss of 3.6% of the related revenues for fiscal 1999. Our gross margin was lower in the current period as we focused on bringing our DSL products to market quickly and as we began to add personnel to our manufacturing operations in anticipation of higher levels of business going forward. We took a number of actions that were designed to bring our DSL products to market quickly but which also adversely affected our gross margins. These actions included initial volume price discounts for key customers and incremental costs such as manufacturing start-up, expedite and other incremental shipping and handling charges associated with initial low volume manufacturing. We expect that we will continue to incur higher than normal costs associated with the actions to bring our DSL products to market quickly through at least the end of calendar 1999. The higher costs incurred on our DSL products were partially offset by improved gross margins realized on our ATM LAN products. Gross margin on our ATM LAN products improved from 42.1% of related revenues in fiscal 1997 to 37.4% in fiscal 1998 and to 49.5% in fiscal 1999. The period-to-period increase in gross margins on our ATM LAN products was a result of manufacturing efficiencies achieved with these more mature products.

Sales and Marketing Expense

   Sales and marketing expenses increased 78.5% from $3.4 million in fiscal 1998 to $6.1 million in fiscal 1999. This compares to an increase of 42.6% in fiscal 1998 over the $2.4 million recorded in fiscal 1997. The increases in sales and marketing expenses in absolute amount from fiscal 1997 through fiscal 1999 resulted primarily from sales and marketing activities associated with the launch of our DSL products. These launch costs included significant personnel-related expenses associated with increasing the size of our sales and marketing organization, and increased trade show activities and related travel expenses. Sales and marketing expenses represented 58.4% of net revenues in fiscal 1997, 102.0% in fiscal 1998 and 41.4% in fiscal 1999. The increase in sales and marketing expenses as a percentage of net revenues from fiscal 1997 to 1998 was primarily a result of the up-front spending required to launch our DSL products, which only began to constitute a significant portion of our revenues in fiscal 1999. The decrease in such expenses as a percentage of net revenues from fiscal 1998 to fiscal 1999 was a result of the rapid increase in revenues.

Research and Development Expenses

   Research and development expenses increased 76.5% from $4.4 million in fiscal 1998 to $7.7 million in fiscal 1999. This compares to an increase of 4.9% in fiscal 1998 over the $4.2 million recorded in fiscal 1997. The substantial increase in research and development spending from period to period was primarily a result of increased personnel and related costs associated with a larger research and development organization, as well as design and prototype expenses incurred in connection with the roll-out of our DSL products. Additionally, research and development spending in fiscal 1998 was partially offset by $850,000 of nonrecurring engineering expenses reimbursed by third parties. These amounts are treated as an offset to the related research and development spending. Accordingly, while the net amount of research and development spending in fiscal 1998 was relatively consistent with the fiscal 1997 level, our gross research and development spending increased 25.2% from fiscal 1997 to 1998. We received no such reimbursements in the fiscal 1999 period. Research and development expenses represented 101.5% of net revenues in fiscal 1997, 130.2% in fiscal 1998 and 52.2% in fiscal 1999. The substantial increases in research and development expenses as a percentage of net revenues from fiscal 1997 to 1998 reflected our early investment in developing our DSL products. The decrease from 1998 to 1999 in such expenses as a percentage of net revenues was a result of the rapid increase in revenues.

General and Administrative Expenses

   General and administrative expenses increased 21.5% from $1.6 million in fiscal 1998 to $2.0 million in fiscal 1999. This compares to an increase of 31.8% in fiscal 1998 over the $1.2 million recorded in fiscal 1997. The increases in absolute amount of general and administrative spending from period to period were primarily a result of increases in headcount associated with building our infrastructure. General and administrative expenses represented 30.2% of net revenues in fiscal 1997, 48.7% in fiscal 1998 and 13.4% in fiscal 1999. The substantial increase in general and administrative expenses as a percentage of net revenues in fiscal 1998 primarily reflected lower revenues in that year, while the decrease from fiscal 1998 to fiscal 1999 reflected the rapid increase in revenues in fiscal 1999.

Stock Option Compensation

   For the years ended June 30, 1997, 1998 and 1999 we recorded aggregate deferred stock option compensation of $2.3 million, $3.1 million and $13.1 million, respectively in connection with stock option grants. Amortization of deferred stock option compensation was $659,000 in fiscal 1997, $1.2 million in fiscal 1998 and $3.1 million in fiscal 1999. See Note 8 of Notes to Consolidated Financial Statements for a discussion of our deferred stock option compensation.

Interest and Other Income (Expense), Net

   Interest and other income (expense), net went from income of $125,000 in fiscal 1997 to $130,000 in fiscal 1998 and to an expense of $7.9 million in fiscal 1999. In the second half of fiscal 1999, we borrowed $9.0 million from certain investors. These notes carried an interest rate of 10% per year, and were payable on the earlier of January 2002 or the completion of an initial public offering. In connection with these notes, we issued the investors warrants to purchase 3,082,191 shares of Series H preferred stock at an exercise price of $2.92 per share. The proceeds were allocated between the notes and the warrants based on their pro rata fair values resulting in a discount. The discount was amortized as interest expense over six months, which represented the expected terms of the promissory notes. In addition, in June 1999, we borrowed an additional $5.0 million from Covad Communications Group, Inc. The Covad note carried an interest rate of 8% per year, and the principal amount and interest on the note converted into an aggregate of 497,663 shares of common stock upon completion of our initial public offering in July 1999. Upon the issuance of the Covad note we recorded $2.1 million of interest expense which represented the intrinsic value of the beneficial conversion feature of the Covad note.

Income Taxes

   From inception through June 30, 1999, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of June 30, 1999, we had approximately $48.0 million of federal net operating loss carryforwards to offset future taxable income which will begin to expire in varying amounts beginning in 2008. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting our future results, management does not believe that the recognition of the related deferred income tax asset meets the criteria required by generally accepted accounting principles. Accordingly, a 100% valuation allowance has been recorded. Furthermore, as a result of changes in Efficient's equity ownership resulting from Efficient's redeemable convertible preferred stock and note financings and Efficient's initial public offering, utilization of the net operating losses and tax credits may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization. See Note 11 of Notes to Consolidated Financial Statements.

Quarterly Results of Operations

   The following table sets forth, for the periods presented, certain data from Efficient's consolidated statement of operations and such data as a percentage of net revenues. The consolidated statement of operations data have been derived from our unaudited consolidated financial statements. In the opinion of management, these statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period. We have incurred net losses in each quarter since inception, and we expect to continue to incur losses for the foreseeable future.

                                                            Quarter Ended
                    -----------------------------------------------------------------------------------------------------
                    Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,   Dec. 31,   Mar. 31,    June 30,    Sept. 30,
                      1997       1997       1998       1998       1998        1998       1999        1999        1999
                    ---------  --------   --------   --------   ---------   --------   --------    ---------   ---------
                                                           (in thousands)
Statement of
 Operations Data:
Net revenues......   $   676   $    833   $  1,194   $    667   $  1,174    $  1,850    $ 4,115    $   7,689   $ 12,171
Cost of revenues..       396        413        744        607        863       1,647       4,189       7,645     11,706
                     -------   --------   --------   --------   --------    --------   -------     ---------   --------
Gross profit
 (loss)...........       280        420        450         60        311         203         (74)         44        465
Operating
 expenses:
Sales and
 marketing........       643        694        895      1,204      1,168       1,303       1,385       2,277      2,652
Research and
 development......     1,044        737      1,064      1,544      1,826       1,790       1,930       2,201      3,053
General and
 administrative...       305        346        546        444        339         411         484         759      1,048
Stock option
 compensation.....       233        241        275        416        433         475         991       1,217      1,389
Amortization of
 intangibles......       --         --         --         --         --          --          --          --         --
In process
 research and
 development
 charge...........       --         --         --         --         --          --          --          --         --
                     -------   --------   --------   --------   --------    --------   -------     ---------   --------
Total operating
 expenses.........     2,225      2,018      2,780      3,608      3,766       3,979       4,790       6,454      8,142
                     -------   --------   --------   --------   --------    --------   -------     ---------   --------
Loss from
 operations.......    (1,945)    (1,598)    (2,330)    (3,548)    (3,455)     (3,776)    (4,864)      (6,410)    (7,677)
Interest and other
 income (expense),
 net..............        34         12         35         49         80          30     (2,090)      (5,920)       (77)
                     -------   --------   --------   --------   --------    --------   -------     ---------   --------
                                                                                        $
Net loss..........   $(1,911)  $ (1,586)  $ (2,295)  $ (3,499)  $ (3,375)   $ (3,746)    (6,954)   $ (12,330)  $ (7,754)
                     =======   ========   ========   ========   ========    ========   =======     =========   ========
As a Percentage of
 Net Revenues:
Net revenues......     100.0 %    100.0 %    100.0 %    100.0 %    100.0 %     100.0 %     100.0 %     100.0 %    100.0 %
Cost of revenues..      58.6       49.6       62.3       91.0       73.5        89.0       101.8        99.4       96.2
                     -------   --------   --------   --------   --------    --------   -------     ---------   --------
Gross profit
 (loss)...........      41.4       50.4       37.7        9.0       26.5        11.0        (1.8)        0.6        3.8
Operating
 expenses:
Sales and
 marketing........      95.1       83.3       75.0      180.5       99.5        70.4        33.6        29.6       21.8
Research and
 development......     154.5       88.5       89.1      231.5      155.5        96.8        46.9        28.6       25.1
General and
 administrative...      45.1       41.5       45.7       66.6       28.9        22.2        11.8         9.9        8.6
Stock option
 compensation.....      34.5       28.9       23.0       62.4       36.9        25.7        24.1        15.8       11.4
Amortization of
 intangibles......       0.0        0.0        0.0        0.0        0.0         0.0          0.0        0.0        0.0
In process
 research and
 development
 charge...........       0.0        0.0        0.0        0.0        0.0         0.0          0.0        0.0        0.0
                     -------   --------   --------   --------   --------    --------   -------     ---------   --------
Total operating
 expenses.........     329.2      242.2      232.8      541.0      320.8       215.1       116.4        83.9       66.9
                     -------   --------   --------   --------   --------    --------   -------     ---------   --------
Loss from
 operations.......    (287.8)    (191.8)    (195.1)    (532.0)    (294.3)     (204.1)    (118.2)       (83.3)     (63.1)
Interest and other
 income (expense),
 net..............       5.0        1.4        2.9        7.3        6.8         1.6       (50.8)      (77.0)      (0.6)
                     -------   --------   --------   --------   --------    --------   -------     ---------   --------
Net loss..........    (282.8)%   (190.4)%   (192.2)%   (524.7)%   (287.5)%    (202.5)%   (169.0)%     (160.3)%    (63.7)%
                     =======   ========   ========   ========   ========    ========   =======     =========   ========
                    Dec. 31,
                      1999
                    ----------
Statement of
 Operations Data:
Net revenues......  $ 26,424
Cost of revenues..    21,219
                    ----------
Gross profit
 (loss)...........     5,205
Operating
 expenses:
Sales and
 marketing........     4,849
Research and
 development......     4,318
General and
 administrative...     1,284
Stock option
 compensation.....     1,219
Amortization of
 intangibles......     7,358
In process
 research and
 development
 charge...........     4,970
                    ----------
Total operating
 expenses.........    23,998
                    ----------
Loss from
 operations.......   (18,793)
Interest and other
 income (expense),
 net..............       666
                    ----------
Net loss..........   (18,127)
                    ==========
As a Percentage of
 Net Revenues:
Net revenues......     100.0 %
Cost of revenues..      80.3
                    ----------
Gross profit
 (loss)...........      19.7
Operating
 expenses:
Sales and
 marketing........      18.4
Research and
 development......      16.3
General and
 administrative...       4.9
Stock option
 compensation.....       4.6
Amortization of
 intangibles......      27.8
In process
 research and
 development
 charge...........      18.8
                    ----------
Total operating
 expenses.........      90.8
                    ----------
Loss from
 operations.......     (71.1)
Interest and other
 income (expense),
 net..............       2.5
                    ----------
Net loss..........     (68.6)%
                    ==========

   Our net revenues and results of operations have fluctuated significantly from quarter to quarter in the past, and we expect these fluctuations to continue in the future. The following discussion highlights significant events that have impacted our net revenues and financial results for the ten quarters in the period ended December 31, 1999.

Net Revenues

   Net revenues increased each quarter beginning in the quarter ended June 30, 1998 due to increased sales of our new DSL products, partially offset in two quarters by decreased revenues from our ATM LAN products. Sales of our DSL products have increased significantly quarter to quarter since we introduced them in the third quarter of fiscal 1998. Net revenues increased in the first three quarters of fiscal 1998 as demand for our ATM LAN products was increasing. With the decision to focus on DSL products, we greatly reduced our sales, marketing and development efforts for our ATM LAN products. As a result, sales of these products began to decline in the fourth quarter of fiscal 1998.

Cost of Revenues

   Cost of revenues has increased in absolute dollars in most quarterly periods. Gross margins have fluctuated from a high of 50.4% in the second quarter of fiscal 1998 to a gross loss of 1.8% for the quarter ended March 31, 1999. Gross margins have been adversely affected by volume price discounts for customers in order to get our DSL products quickly into the marketplace as well as manufacturing start-up costs and inefficiencies related to the relatively low manufacturing levels for some of our DSL products.

Operating Expenses

   Operating expenses generally increased in absolute amount from quarter to quarter during fiscal 1998 and 1999. As a percentage of net revenues, these expenses fluctuated, in some periods significantly, as a result of the fluctuations in revenues.

Interest and Other Income (Expense), Net

   Interest and other income (expense), net has varied from quarter to quarter, based primarily upon changes in the amount and mix of interest-bearing investments outstanding during each period. In the quarter ended December 31, 1999, interest and other income (expense), net was income of $666,000. This was a result of interest income of $1.3 million earned on the investment of proceeds from our initial public offering, partially offset by interest expense of $675,000 related to the notes and warrants converted to common stock in that period.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through the sale of preferred equity securities and, in the second half of fiscal 1999, through borrowings from our investors and others. Since inception through June 30, 1999, we raised an aggregate of $40.4 million (net of transaction expenses) from the sale of equity securities and an additional $14.0 million through loan transactions.

   On July 15, 1999, we completed our initial public offering. We issued 4.6 million shares of common stock and raised $63.1 million in net proceeds. Upon the completion of the initial public offering, our promissory notes converted into redeemable convertible preferred stock, and all outstanding redeemable convertible preferred stock then converted into 28,300,067 shares of common stock.

   At December 31, 1999, we had cash and cash equivalents and highly liquid short-term investments of $35.8 million. At December 31, 1999, we did not have a line of credit or other borrowing facility available, nor did we have any material capital commitments. Future capital commitments include a lease for office space, furniture and equipment for our new corporate headquarters in Dallas, Texas. The lease commenced in February 2000 and expires in 2010 with annual lease payments of approximately $2.8 million.

   Cash used in operating activities for the six months ended December 31, 1999 was $39.2 million. Cash used in operating activities has primarily represented net investments in working capital and funding of our net losses.

   Cash used in investing activities for the six months ended December 31, 1999 was $4.0 million. Of this amount, $4.0 million of cash was used to purchase highly liquid short-term investments and $2.9 million of cash was used to purchase fixed assets, which was offset by cash received of $10.9 million in connection with the acquisition of FlowPoint. In each period, purchases of furniture and equipment related primarily to the purchase of computers and other equipment used in our development activities and other equipment and furniture used in our operations.

   Cash provided by financing activities for the six months ended December 31, 1999 was $63.4 million, consisting primarily of funds raised from our initial public offering of common stock on July 15, 1999.

   On February 8, 2000, we completed a follow-on public offering. We issued
2.75 million shares of common stock in exchange for net proceeds of approximately $182.8 million, after deduction of the underwriters' discount and expenses.

   Our future capital requirements will depend upon a number of factors, including the rate of growth of our sales, the timing and level of research and development activities and sales and marketing campaigns. We believe that our cash, cash equivalents and short-term investments and the proceeds from this offering will provide sufficient capital to fund our operations at least through the end of calendar 2000. Thereafter, we may require additional capital to fund our business. In addition, from time to time we may evaluate opportunities to acquire complementary technologies or companies. Should we identify any such opportunities, we may need to raise additional capital to fund the acquisitions. There can be no assurance that financing will be available to us when we need it on favorable terms or at all.

Year 2000 Issues

   The year 2000 issues arise from the fact that many currently installed computer systems, software products and other control devices are unable to accept four digit entries to distinguish 21st century dates from 20th century dates.

   Through February 25, 2000, we have not experienced any significant issues associated with year 2000 issues.

   We have designed our products to be year 2000 compliant and have not detected any errors or defects associated with year 2000 date functions to date.

   Further, the internal systems used to deliver our services utilize third-party hardware and software. Prior to year end, we completed an internal systems and processes review for year 2000 compliance and we completed our assessment of the year 2000 risks we might encounter, and all identified instances of noncompliance were repaired and tested. We contacted the vendors of these products in order to gauge their year 2000 compliance. Based on these vendors' representations, we believe that the third-party hardware and software we use are year 2000 compliant. We have not experienced any significant year 2000 issues associated with third-party hardware and software.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," ("SFAS No. 133") as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. The adoption of Statement of Financial Accounting Standards No. 133 is not expected to have a material effect on our results of operations, financial position or cash flows as we do not currently hold derivative instruments or engage in hedging activities.

Disclosures About Market Risk

   The following discusses our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the Risk Factors section.

   As of December 31, 1999, we had short-term investments of $4.0 million. All of these short-term investments consisted of highly liquid investments with remaining maturities at the date of purchase of less than 90 days. These investments are subject to interest rate risk and will decrease in value if market interest rates increase. A hypothetical increase or decrease in market interest rates by 10% from the December 31, 1999 rates would cause the fair value of these short-term investments to change by an insignificant amount. We have the ability to hold these investments until maturity, and therefore we do not expect the value of these investments to be affected to any significant degree by the effect of a sudden change in market interest rates. Declines in interest rates over time will, however, reduce our interest income.

   As of December 31, 1999, we did not own any equity investments. Therefore, we did not have any direct equity price risk.

   Substantially all of our revenues are currently realized in U.S. dollars. In addition, we do not maintain significant asset or cash account balances in currencies other than the United States dollar. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

                               OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information regarding beneficial ownership of Efficient Networks' common stock as of February 25, 2000 by (i) each director of Efficient Networks, (ii) Efficient Networks' Chief Executive Officer and each of the four other most highly compensated executive officers of Efficient Networks' during fiscal 1999, (iii) all directors and executive officers of Efficient Networks as a group, and (iv) all those known by Efficient Networks to be beneficial owners of more than five percent of outstanding shares of Efficient Networks' common stock. This table is based on information provided to Efficient Networks or filed with the Securities and Exchange Commission by Efficient Networks' directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

   Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Efficient Networks, Inc., 4849 Alpha Road, Dallas, Texas 75244. Applicable percentage ownership in the following table is based on 48,226,757 shares of common stock outstanding as of February 25, 2000.

                                            Number of         Percentage of
                                       Shares Beneficially Shares Beneficially
      Name and Address                        Owned               Owned
      ----------------                 ------------------- -------------------
Cabletron Systems, Inc.(1)............      5,176,099             10.73
 35 Industrial Way
 Rochester, NH 03867
Crosspoint Venture Partners(2)........      4,829,958             10.02
 18552 MacArthur Blvd., Suite 400
 Irvine, CA 92612
Texas Instruments Incorporated........      3,474,291              7.20
 P.O. Box 660199, M.S. 8650
 Dallas, TX 75266-0199
El Dorado Ventures(3).................      3,782,562              7.84
 2400 Sand Hill Road, Suite 100
 Menlo Park, CA 94025
Enterprise Partners(4)................      2,776,952              5.76
 7979 Ivanhoe Avenue, Suite 550
 La Jolla, CA 92037
Siemens AG............................      3,716,800              7.71
 Hofmannstrasse 51
 81359 Munchen, Germany
Mark A. Floyd(5)......................      1,428,333              2.93
Bruce W. Brown(6).....................         55,000                 *
Robert A. Hoff(7).....................      4,854,958             10.06
Thomas H. Peterson(8).................      3,807,562              7.89
James P. Gauer(9).....................      1,644,624              3.41
Anthony T. Maher(10)..................      3,723,050              7.72
William L. Martin III.................              0               --
Robert Hawk(11).......................        150,000                 *
David B. Stefan(12)...................         80,162                 *
Patricia W. Hosek(13).................        150,521                 *
Gregory L. Langdon(14)................        144,187                 *
Paul E. Couturier(15).................        111,459                 *
All directors and officers as a group
 (20 persons)(16).....................     16,433,052             33.21

--------
*  Less than 1% of the outstanding shares of common stock.

(1) Excludes 6,300 shares of Series A non-voting convertible preferred stock held by Cabletron. The preferred stock is convertible into an aggregate of 6,300,000 shares of common stock and is expected to be converted in 2000.

(2) Represents 3,063,207 shares held by Crosspoint Venture Partners 1993, 95,390 shares held by Crosspoint 1993 Entrepreneurs Fund and 1,671,061 shares held by Crosspoint Ventures LS 1997 L.P.

(3) Represents 2,967,151 shares held by El Dorado Ventures III, 54,953 shares held by El Dorado C&L Fund, L.P., 92,333 shares held by El Dorado Technology IV, L.P., 617,103 shares held by El Dorado Ventures IV, L.P., and 51,022 shares held by El Dorado Technology "98, L.P.

(4) Represents 2,545,553 shares held by Enterprise Partners II, L.P., and 231,399 shares held by Enterprise Partners Associates, L.P.

(5) Includes 533,333 shares issuable upon exercise of stock options exercisable on or before April 25, 2000.

(6) Includes 55,000 shares issuable upon exercise of stock options exercisable on or before April 25, 2000.

(7) Mr. Hoff is a general partner of Crosspoint Venture Partners. The shares listed represent (a) 4,829,958 shares held by Crosspoint Venture Partners and (b) 25,000 shares issuable upon exercise of stock options held by Mr. Hoff and exercisable on or before April 25, 2000. Mr. Hoff disclaims beneficial ownership of the shares held by Crosspoint Venture Partners, except to the extent of his pecuniary interest therein.

(8) Mr. Peterson is a general partner of El Dorado Ventures. The shares listed represent (a) 3,782,562 shares held by El Dorado Ventures and (b) 25,000 shares issuable upon exercise of stock options held by Mr. Petersen and exercisable on or before April 25, 2000. Mr. Peterson disclaims beneficial ownership of the shares held by El Dorado Ventures, except to the extent of his pecuniary interest therein.

(9) Mr. Gauer is a general partner of Palomar Ventures and Ocean Park Ventures, L.P. The shares listed represent (a) 668,965 shares held by Palomar Ventures, (b) 925,659 shares held by Ocean Park Ventures and (c) 25,000 shares issuable upon exercise of stock options held by Mr. Gauer and exercisable on or before April 25, 2000. Mr. Gauer disclaims beneficial ownership of the shares held by Palomar Ventures and Ocean Park Ventures, except to the extent of his pecuniary interest therein.

(10) Includes 3,716,800 shares beneficially owned by Siemens AG. Mr. Maher is a member of the board of Siemens AG Information and Communication Networks. Mr. Maher disclaims beneficial ownership of the shares held by Siemens AG.

(11) Includes 150,000 shares issued upon exercise of a stock option. All of such shares are currently subject to a right of repurchase by Efficient.

(12) Includes 80,105 shares issuable upon exercise of stock options exercisable on or before April 25, 2000.

(13) Includes 112,521 shares issuable upon exercise of stock options exercisable on or before April 25, 2000.

(14) Includes 126,687 shares issuable upon exercise of stock options exercisable on or before April 25, 2000.

(15) Includes 96,459 shares issuable upon exercise of stock options exercisable on or before April 25, 2000.

(16) Includes an aggregate of 1,249,011 shares issuable upon exercise of stock options exercisable on or before April 25, 2000.

                          DESCRIPTION OF CAPITAL STOCK

General

   We are authorized to issue 200,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, and by the provisions of applicable Delaware law.

Common Stock

   As of December 31, 1999, there were 51,156,248 shares of common stock outstanding after giving pro forma effect to the conversion of all outstanding shares of Series A non-voting convertible redeemable preferred stock issued to Cabletron. These shares were held of record by approximately 156 stockholders.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Efficient, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Efficient, shall opine that the shares of common stock to be issued upon the closing of this offering, when issued and sold in the manner described in this prospectus and in accordance with the resolutions adopted by the board of directors, will be fully paid and nonassessable.

Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of Efficient without further action by the stockholders.

Series A Non-Voting Convertible Preferred Stock

   In connection with the acquisition of Flowpoint Corporation from Cabletron, the Board of Directors designated an aggregate of 6,300 shares of preferred stock as "Series A Non-Voting Convertible Preferred Stock." The following is a summary of the rights, preferences, privileges and restrictions of Series A
Preferred:

  . Voting. The Series A Preferred is non-voting. However, without the consent of holders of at least 66% of the Series A Preferred, Efficient may not: (a) alter the rights of the Series A Preferred; (b) create any securities that rank on a parity with or senior to the Series A Preferred as to dividends or distribution of assets upon liquidation; or (c) increase or decrease the number of shares of preferred stock authorized.

  . Dividends. Each share of Series A Preferred is entitled to receive dividends, when and if declared by the Board of Directors, at least equal in amount to the dividends declared on the common stock, multiplied by the conversion ratio of the Series A Preferred. Dividends are not mandatory or cumulative.

  . Liquidation. In the event of a liquidation of Efficient, the holders of the Series A Preferred are entitled to receive the par value of such shares in preference to the holders of common stock, and thereafter share on a pro rata basis with the common stock, treating the Series A Preferred as if converted into common stock.

  . Automatic Conversion. The Series A Preferred automatically converts into common stock, at the rate of 1,000 shares of common stock for each share of Series A Preferred (subject to adjustment for stock splits and the like), immediately following the affirmative vote of such conversion by holders of a majority of our common stock.

  . Redemption. In the event that the Series A Preferred has not converted into common stock on or before July 21, 2000, one fifth of the Series A Preferred shall be redeemed on each of December 31, 2000, 2001, 2002, 2003, and 2004. The redemption price of the Series A Preferred is approximately $78,000 per share.

   It is the mutual intention and understanding of Efficient and Cabletron that Efficient will hold a special meeting of stockholders. Holders of a majority of Efficient's common stock have entered into Voting Agreements pursuant to which they have agreed to vote in favor of conversion of the Series A Preferred into common stock. The special meeting is expected to be held in early 2000.

Warrants

   At September 30, 1999, there were warrants outstanding to purchase 34,246 shares of our common stock.


Standstill and Registration Rights

   On December 17, 1999, pursuant to an Agreement and Plan of Reorganization, Efficient completed the acquisition of FlowPoint Corporation, a wholly-owned subsidiary of Cabletron, in exchange for a combination of common stock and preferred stock equal to an aggregate of 13,500,000 shares of common stock on an as-converted basis. In connection with this transaction, Efficient and Cabletron also entered into a Standstill and Disposition Agreement containing certain standstill provisions, voting provisions, restrictions on transfer, and registration rights.

   The standstill provisions contained in the Standstill and Disposition Agreement provide that, without the prior consent of Efficient's board, Cabletron may not:

  . acquire additional shares of Efficient;

  . solicit proxies or participate in an election contest;

  . act in concert with others to acquire, hold or dispose of Efficient stock;

  . seek to elect or replace members of Efficient's board;

  . seek to control management, the board, or policies of Efficient;

  . pursue a business combination with Efficient;

  . coordinate with any third person to form a business combination with Efficient;

  . coordinate with any third person in connection with a tender offer for voting securities of Efficient; and

  . assist, participate, solicit or encourage any third party to do any of the above.

   The voting provisions contained in the Standstill and Disposition Agreement provide that on matters requiring the vote of Efficient stockholders, Cabletron must vote shares in excess of 10% of the voting stock of Efficient in proportion with the vote of other stockholders of Efficient. However, Cabletron must vote all voting shares which it owns proportionately with respect to:

  . any transaction between Efficient and one or more person in which Cabletron controls a 5% equity interest; or

  . a change of control of Efficient with any of the top five data networking companies, from time to time, as measured by revenues.

   The standstill and voting provisions will terminate if and when Cabletron owns less than 5% of the voting securities of Efficient or upon a change of control of Efficient.

   The restrictions on transfer provisions contained in the Standstill and Disposition Agreement provide that, without the prior consent of Efficient's board, Cabletron may not sell, transfer, or otherwise dispose of Efficient stock, except:

  . to a controlled affiliate of Cabletron;

  . in connection with a firm commitment, underwritten public offering;

  . pursuant to Rule 144 or the shelf registration statement, except in certain circumstances;

  . in a private sale if, after giving effect to the sale, the purchaser would own more than 5% of the voting stock of Efficient, unless the purchaser is a passive investor in which case the amount may be up to 10% of the voting stock of Efficient; and

  . in response to a tender offer which is not opposed by Efficient's board.

   The restriction on transfer provisions will terminate if and when Cabletron owns less than 5% of the voting securities of Efficient, or upon a change of control of Efficient, or November 2009.

   The registration rights provisions contained in the Standstill and Disposition Agreement provide that, in addition to the shares to which Cabletron is entitled to include in this offering:

  . by July 21, 2000, Efficient shall use commercially reasonable efforts to file a shelf registration statement so that Cabletron may sell shares on a continuous basis, however, Cabletron may not sell greater than 2 million shares pursuant to this registration statement and Rule 144;

  . after July 21, 2000, Cabletron shall be entitled to two demand registrations as long as the demand is for 2 million shares or more;

  . if Efficient determines to commence any public offering after this offering before December 31, 2000, Cabletron shall be entitled to include the greater of 40% of the shares to be sold in the offering or 3 million shares;

  . Cabletron shall also be entitled to the same registration rights held by other stockholders of Efficient stock, as described in the following paragraph; and

  . expenses of registration, other than underwriting discounts and commissions, will be borne by us.

   In addition to the specific registration rights of Cabletron described above, which are senior, the holders of approximately 27.5 million shares of common stock and Cabletron are entitled to certain registration rights. Beginning on December 31, 2000, the holders of at least 50% of the then outstanding registrable securities may require:

  . on up to two occasions, that we register their shares for public resale;

  . on one occasion within any twelve month period, that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $1.0 million; and

  . include their shares of common stock in a registration in which we elect to register shares of common stock of Efficient, but we may reduce the number of shares proposed to be registered in view of market conditions to an amount not less than 30% of the shares in the offering.

   All expenses incurred in connection with any registration, other than underwriting discounts and commissions attributable to registrable securities, will be borne by us. These registration rights will terminate in July 2005 or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three-month period under Rule 144(k) of the Securities Act.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following transactions more difficult:

  . the acquisition of Efficient by means of a tender offer;

  .  the acquisition of Efficient by means of a proxy contest or otherwise;
     or

  .  the removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Efficient to first negotiate with our board of directors. We believe that the benefits of our increased ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Efficient outweigh the disadvantages of discouraging such proposals as negotiation of such proposals could result in an improvement of their terms.

   Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management-- Executive Officers and Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Efficient because it generally makes it more difficult for stockholders to replace a majority of the directors.

   Stockholder Meetings. Under our bylaws, only our board of directors, Chairman of the Board and President may call special meetings of stockholders.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

   Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

   Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Efficient. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Efficient.

   Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Harris Trust and Savings Bank.

The Nasdaq Stock Market Listing

   Our shares have been approved for listing on The Nasdaq Stock Market under the symbol "EFNT."

                              INDEPENDENT AUDITORS

   The consolidated financial statements of Efficient Networks, Inc. as of June 30, 1998 and 1999, and for each of the years in the three-year period ended June 30, 1999 included in this offering circular have been audited by KPMG LLP, independent auditors, as set forth in their report, which are included in this offering circular in reliance upon their report.

   The financial statements of FlowPoint Corporation as of March 31, 1998, August 31, 1998 and February 28, 1999 and for the years ended March 31, 1997 and 1998, the five-month period ended August 31, 1998 and the six-month period ended February 28, 1999, included in this offering circular have been audited by KPMG LLP, independent auditors, as set forth in their report, which is included in this offering circular in reliance upon their report.

                     ADDITIONAL INFORMATION ABOUT EFFICIENT

   Efficient is subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, files periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about public reference rooms. You may also inspect periodic reports, proxy, and information statements and other information regarding Efficient that we file electronically with the Securities and Exchange Commission without charge at a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of Efficient.

                            EFFICIENT NETWORKS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Efficient Networks, Inc.
 Annual Financial Statements
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets.............................................  F-3
  Consolidated Statements of Operations...................................  F-4
  Consolidated Statements of Stockholders' Equity (Deficit)...............  F-5
  Consolidated Statements of Cash Flows...................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
 Interim Financial Statements
  Unaudited Condensed Consolidated Balance Sheets......................... F-19
  Unaudited Condensed Consolidated Statements of Operations............... F-20
  Unaudited Condensed Consolidated Statements of Cash Flows............... F-21
  Notes to Unaudited Condensed Consolidated Financial Statements.......... F-22
 Pro Forma Condensed Combined Financial Statements........................ F-26
  Unaudited Pro Forma Condensed Combined Statement of Operations For the
   Year ended June 30, 1999............................................... F-27
  Unaudited Pro Forma Condensed Combined Statement of Operations For the
   Six Months ended December 31, 1999..................................... F-28
  Notes to Unaudited Pro Forma Condensed Combined Statements of
   Operations............................................................. F-29
FlowPoint Corporation
  Independent Auditors' Report............................................ F-30
  Balance Sheets.......................................................... F-31
  Statements of Operations................................................ F-32
  Statements of Cash Flows................................................ F-33
  Statements of Stockholders' Equity (Deficit)............................ F-34
  Notes to Financial Statements........................................... F-35

                          Independent Auditors' Report

The Board of Directors
Efficient Networks, Inc.:

   We have audited the accompanying consolidated balance sheets of Efficient Networks, Inc. and subsidiaries as of June 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Efficient Networks, Inc. and subsidiaries as of June 30, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Dallas, Texas
July 6, 1999, except as to
 note 13 which is as of
 July 20, 1999

                            EFFICIENT NETWORKS, INC.

                          Consolidated Balance Sheets

                             June 30, 1998 and 1999

                       (in thousands, except share data)

                                                          June 30,
                                                -------------------------------
                                                                     Pro forma
                                                                       1999
                                                  1998      1999    (unaudited)
                                                --------  --------  -----------
                    Assets                                          (Note 2(l))
Current assets:
  Cash and cash equivalents.................... $  7,607  $  3,604  $    3,604
  Accounts receivable, net of allowance for
   doubtful accounts of $15 in 1998 and $120 in
   1999........................................      461    10,316      10,316
  Inventories..................................      898     5,472       5,472
  Other assets.................................      202       241         241
                                                --------  --------  ----------
    Total current assets.......................    9,168    19,633      19,633
Furniture and equipment, net...................    1,404     2,285       2,285
Other assets, net..............................       95        29          29
                                                --------  --------  ----------
                                                $ 10,667  $ 21,947  $   21,947
                                                ========  ========  ==========
      Liabilities, Redeemable Convertible
    Preferred Stock and Stockholders' Equity
                   (Deficit)
Current liabilities:
  Accounts payable............................. $    547  $  4,104  $    4,104
  Accrued liabilities..........................      751     2,208       2,208
  Deferred revenue.............................      --        736         736
                                                --------  --------  ----------
    Total current liabilities..................    1,298     7,048       7,048
Long-term debt, net of discount................      --     13,396         --
Other liabilities..............................      --         22          22
                                                --------  --------  ----------
    Total liabilities..........................    1,298    20,466       7,070
                                                --------  --------  ----------
Redeemable convertible preferred stock (note
 7)............................................   34,743    40,495         --
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock, par value $.001 per share,
   100,000,000 shares authorized; 3,616,964 and
   4,362,221 shares issued and outstanding in
   1998 and 1999, respectively; pro forma--
   32,662,288 shares issued and outstanding....        4         4          33
  Additional paid-in capital...................    7,221    29,777      84,265
  Deferred stock option compensation...........   (4,815)  (14,606)    (14,606)
  Accumulated deficit..........................  (27,784)  (54,189)    (54,815)
                                                --------  --------  ----------
    Total stockholders' equity (deficit).......  (25,374)  (39,014)     14,877
                                                --------  --------  ----------
                                                $ 10,667  $ 21,947  $   21,947
                                                ========  ========  ==========

See accompanying notes to consolidated financial statements.

                            EFFICIENT NETWORKS, INC.

                     Consolidated Statements of Operations

                    Years ended June 30, 1997, 1998 and 1999

                     (in thousands, except per share data)

                                                     1997     1998      1999
                                                    -------  -------  --------
Net revenues....................................... $ 4,122  $ 3,370  $ 14,828
Cost of revenues...................................   2,386    2,160    14,344
                                                    -------  -------  --------
    Gross profit...................................   1,736    1,210       484
                                                    -------  -------  --------
Operating expenses:
  Sales and marketing..............................   2,409    3,436     6,133
  Research and development.........................   4,183    4,389     7,747
  General and administrative.......................   1,245    1,641     1,993
  Stock option compensation........................     659    1,165     3,116
                                                    -------  -------  --------
    Total operating expenses.......................   8,496   10,631    18,989
                                                    -------  -------  --------
    Loss from operations...........................  (6,760)  (9,421)  (18,505)
Interest expense...................................     --       (10)   (8,092)
Interest income....................................     144      146       202
Other, net.........................................     (19)      (6)      (10)
                                                    -------  -------  --------
    Net loss....................................... $(6,635) $(9,291) $(26,405)
                                                    =======  =======  ========
    Basic and diluted net loss per share of common
     stock......................................... $ (2.19) $ (2.86) $  (6.87)
                                                    =======  =======  ========
    Weighted-average shares of common stock
     outstanding...................................   3,027    3,254     3,893
                                                    =======  =======  ========
    Unaudited pro forma basic and diluted net loss
     per share.....................................                   $  (0.97)
                                                                      ========
    Weighted average shares used to compute
     unaudited pro forma basic and diluted net loss
     per share.....................................                     28,342
                                                                      ========


See accompanying notes to consolidated financial statements.

                            EFFICIENT NETWORKS, INC.

            Consolidated Statements of Stockholders Equity (Deficit)

                    Years ended June 30, 1997, 1998 and 1999

                       (in thousands, except share data)

                                                                                    Total
                            Common Stock    Additional   Deferred               stockholders'
                          -----------------  paid-in   stock option Accumulated    equity
                            Shares   Amount  capital   Compensation   deficit     (deficit)
                          ---------- ------ ---------- ------------ ----------- -------------
Balance at June 30,
 1996...................   2,992,271  $  3   $ 1,439     $ (1,227)   $(11,858)    $(11,643)
 Issuance of common
  stock under stock
  option plan...........      62,500   --          9          --          --             9
 Deferred stock option
  compensation..........         --    --      2,269       (2,269)        --           --
 Amortization of
  deferred stock option
  compensation..........         --    --        --           659         --           659
 Net loss...............         --    --        --           --       (6,635)      (6,635)
                          ----------  ----   -------     --------    --------     --------
Balance at June 30,
 1997...................   3,054,771     3     3,717       (2,837)    (18,493)     (17,610)
 Issuance of common
  stock under stock
  option plan...........     448,125     1        61          --          --            62
 Issuance of common
  stock.................     114,068   --        300          --          --           300
 Deferred stock option
  compensation..........         --    --      3,143       (3,143)        --           --
 Amortization of
  deferred stock option
  compensation..........         --    --        --         1,165         --         1,165
 Net loss...............         --    --        --           --       (9,291)      (9,291)
                          ----------  ----   -------     --------    --------     --------
Balance at June 30,
 1998...................   3,616,964     4     7,221       (4,815)    (27,784)     (25,374)
 Issuance of common
  stock under stock
  option plan...........     745,257   --      1,683          --          --         1,683
 Stock options
  forfeited.............         --    --       (223)         223         --           --
 Issuance of warrants...         --    --      6,173          --          --         6,173
 Convertible promissory
  note..................         --    --      2,143          --          --         2,143
 Deferred stock option
  compensation..........         --    --     13,130      (13,130)        --           --
 Amortization of
  deferred stock option
  compensation..........         --    --        --         3,116         --         3,116
 Accretion of issuance
  costs on redeemable
  convertible preferred
  stock.................         --    --       (350)         --          --          (350)
 Net loss...............         --    --        --           --      (26,405)     (26,405)
                          ----------  ----   -------     --------    --------     --------
Balance at June 30,
 1999...................   4,362,221     4    29,777      (14,606)    (54,189)     (39,014)
 Unaudited pro forma
  issuance of common
  stock upon conversion
  of redeemable
  convertible preferred
  stock.................  24,720,213    25    40,470          --          --        40,495
 Unaudited pro forma
  issuance of common
  stock upon conversion
  of convertible
  promissory note plus
  accrued interest......     497,663     1     5,021          --          (22)       5,000
 Unaudited pro forma net
  loss related to
  accretion of remaining
  discount on
  subordinated
  promissory notes......         --    --        --           --         (604)        (604)
 Unaudited pro forma
  issuance of common
  stock upon exercise of
  warrants..............   3,082,191     3     8,997          --          --         9,000
                          ----------  ----   -------     --------    --------     --------
Unaudited pro forma
 balance at June 30,
 1999...................  32,662,288  $ 33   $84,265     $(14,606)   $(54,815)    $ 14,877
                          ==========  ====   =======     ========    ========     ========

See accompanying notes to consolidated financial statements.

                            EFFICIENT NETWORKS, INC.

                     Consolidated Statements of Cash Flows

                    Years ended June 30, 1997, 1998 and 1999

                                 (in thousands)

                                                     1997     1998      1999
                                                    -------  -------  --------
Cash flows from operating activities:
 Net loss.......................................... $(6,635) $(9,291) $(26,405)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization....................     861      727       807
  Amortization of deferred stock option
   compensation....................................     659    1,165     3,116
  Accretion of discount on subordinated promissory
   notes...........................................     --       --      7,712
Changes in operating assets and liabilities:
  Accounts receivable..............................     (12)     318   (11,873)
  Inventories......................................     443     (304)   (4,574)
  Other assets and liabilities.....................      59     (201)       49
  Accounts payable and accrued liabilities.........     (18)     967     7,043
  Deferred revenue.................................     --       --        736
                                                    -------  -------  --------
Net cash used in operating activities..............  (4,643)  (6,619)  (23,389)
                                                    -------  -------  --------
Cash flows used in investing activities--purchase
 of furniture and equipment........................    (525)    (572)   (1,688)
                                                    -------  -------  --------
Cash flows from financing activities:
 Principal payments on capital lease obligations...    (192)     (78)      (11)
 Proceeds from issuance of promissory notes and
  warrants.........................................   1,500    1,000    14,000
 Proceeds from issuance of common stock............       9      362     1,683
 Proceeds from issuance of preferred stock.........   5,961   10,101     5,402
                                                    -------  -------  --------
   Net cash provided by financing activities.......   7,278   11,385    21,074
                                                    -------  -------  --------
Increase (decrease) in cash and cash equivalents...   2,110    4,194    (4,003)
Cash and cash equivalents at beginning of year.....   1,303    3,413     7,607
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $ 3,413  $ 7,607  $  3,604
                                                    =======  =======  ========
Supplemental disclosure--cash paid during the year
 for:
 Interest.......................................... $     6  $     4  $    --
                                                    =======  =======  ========
Non-cash financing transaction--
 Exchange of promissory notes and related interest
  for redeemable convertible preferred stock....... $ 1,519  $ 1,007  $    --
                                                    =======  =======  ========

See accompanying notes to consolidated financial statements.

                            EFFICIENT NETWORKS, INC.

                   Notes to Consolidated Financial Statements

                          June 30, 1997, 1998 and 1999

(1)Incorporation and Nature of Business

  Efficient Networks, Inc. (the "Company") was incorporated under the laws of the State of Delaware on June 10, 1993. The Company is a worldwide developer and supplier of high speed digital subscriber line customer premises equipment for the high speed, high volume digital communication, or broadband, access market.

(2)Summary of Significant Accounting Policies

  (a)Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries located in The Netherlands and Singapore. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (b)Cash Equivalents

    Cash equivalents consist primarily of an investment account comprised of investments in commercial paper, repurchase agreements and money market funds. For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  (c)Inventories

    Inventories are stated at the lower of average cost or market (net realizable value).

  (d)Furniture and Equipment

    Furniture and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

    Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Plant and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:

                                                    Years
                                                    -----
            Computers..............................    5
            Software...............................    3
            Equipment..............................    5
            Furniture and fixtures.................    7

  (e)Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999

    differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (f)Revenue Recognition

    Revenue from product sales is recognized upon shipment to the customer. Reserves for estimated sales returns and allowances are recorded in the same period as the related revenues. Revenue related to sales transactions that provide a customer with the right to return product is deferred until the product is deployed by the customer and/or the return privileges expire.

  (g)Stock-Based Compensation

    The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.

  (h)Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed

    Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (i)Net Loss Per Share of Common Stock

    Net loss per share of common stock is presented in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. Under SFAS No. 128, basic earnings/loss per share excludes dilution for potentially dilutive securities and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings/loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted earnings/loss per share when their inclusion would be antidilutive. The computation of basic and diluted weighted average shares is as follows (in thousands):

                                                       Year ended June 30,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
     Numerator:
       Net loss....................................  $(6,635) $(9,291) $(26,405)
       Accretion of issuance costs on redeemable
        convertible preferred stock................      --       --       (350)
                                                     -------  -------  --------
       Numerator for basic and diluted net loss per
        share......................................  $(6,635) $(9,291) $(26,755)
                                                     =======  =======  ========
     Denominator for basic and diluted net loss per
      share--weighted average common shares
      outstanding..................................    3,027    3,254     3,893
                                                     =======  =======  ========

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999


    Pro forma basic and diluted net loss per share has been calculated assuming: (a) the conversion of redeemable convertible preferred stock outstanding at June 30, 1999, as if the redeemable convertible preferred stock had converted immediately upon its issuance, resulting in 23,332,713 additional weighted average shares of common stock outstanding; (b) the warrants issued in 1999 in connection with the issuance of subordinated promissory notes were exercised immediately upon their issuance using the principal amount of the notes to satisfy the exercise price, resulting in 1,113,014 additional weighted average shares of common stock outstanding and a charge of $603,806 against earnings for the accretion of the remaining discount recorded on the notes; and (c) the convertible debt issued June 28, 1999, was converted immediately upon issuance resulting in 2,727 additional weighted average shares of common stock outstanding.

  (j)Fair Value of Financial Instruments

    The carrying values of cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. The fair values of the Company's convertible promissory notes and subordinated promissory notes and related warrants were determined using a valuation model with the following assumptions: a volatility factor of 40% obtained from the stock price volatility experienced by certain of the Company's principal competitors; a risk-free interest rate of 5.71%; the contractual term of the respective notes; the estimated fair value of the Company's common stock ($12.00 at June 30, 1999); and the exercise price of the detachable warrants. The estimated fair values of the convertible promissory notes and subordinated promissory notes and related warrants as of June 30, 1999 are approximately $6,802,691 and $40,294,044 respectively.

  (k)Comprehensive Income

    On July 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and presentation of comprehensive income and its components in the financial statements. Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to owners. To date, no elements of comprehensive income exist other than net loss from operations.

  (l)Pro Forma Balance Sheet

    The pro forma balance sheet reflects the following transactions as though they had occurred as of June 30, 1999 (see notes 6 and 7):

    . the conversion of $9,000,000 of subordinated promissory notes into an aggregate of 3,082,191 shares of redeemable convertible preferred stock through the exercise of the warrants issued therewith,

    . the conversion of the $5,000,000 convertible promissory note plus accrued interest into an aggregate of 497,663 shares of redeemable convertible preferred stock, and

    . the conversion of each outstanding share of redeemable convertible preferred stock into one share of common stock.

  (m)Use of Estimates

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999

    the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)Inventories

  Inventories consisted of the following (in thousands):

                                                                      June 30,
                                                                     -----------
                                                                     1998  1999
                                                                     ---- ------
   Raw materials.................................................... $354 $2,265
   Finished goods...................................................  544  3,207
                                                                     ---- ------
   Total............................................................ $898 $5,472
                                                                     ==== ======

(4)Furniture and Equipment

  Furniture and equipment consisted of the following (in thousands):

                                                                  June 30,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Computers.................................................. $ 1,941  $ 2,811
   Purchased software.........................................     611      892
   Equipment..................................................     241      585
   Furniture and fixtures.....................................      66      136
   Leasehold improvements.....................................     121      235
                                                               -------  -------
   Total furniture and equipment..............................   2,980    4,659
   Less accumulated depreciation and amortization.............  (1,576)  (2,374)
                                                               -------  -------
   Furniture and equipment, net............................... $ 1,404  $ 2,285
                                                               =======  =======

  The Company leases certain equipment under capital lease arrangements. At June 30, 1998, the cost of assets under such leases aggregated $152,183, and related accumulated amortization was $134,065. At June 30, 1999, there were no assets under capital lease arrangements. Amortization of assets leased under capital lease arrangements is included in amortization expense.

(5)Accrued Liabilities

  Accrued liabilities consisted of the following (in thousands):

                                                                     June 30,
                                                                    -----------
                                                                    1998  1999
                                                                    ---- ------
   Accrued compensation and benefits............................... $247 $1,102
   Accrued professional fees.......................................  320     55
   Other...........................................................  184  1,484
                                                                    ---- ------
   Total........................................................... $751 $2,641
                                                                    ==== ======

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999


(6)Long-term Debt

  In January 1999, the Company issued subordinated promissory notes with detachable warrants in exchange for $7,000,000 in cash. In April 1999, the Company issued a subordinated promissory note with a detachable warrant in exchange for $2,000,000 in cash. The notes bear interest of 10% per year and interest is payable quarterly. The notes are due at the earlier of January 2002 or (a) a consummation of a qualifying liquidation event which includes a firm commitment underwritten offering pursuant to a registration statement under the Securities Act of 1933, the public offering price of which is not less than $5.00 per share and $10,000,000 in the aggregate;
  (b) any consolidation or merger of the Company with or into any other corporation or corporations; (c) sale, conveyance or disposition of all or substantially all of the assets of the Company; or (d) the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed.

  The subordinated promissory notes were issued with detachable warrants to purchase an aggregate of 3,082,191 shares of the Company's Series H redeemable convertible preferred stock at an exercise price of $2.92 per share. The warrants expire at the earlier of January 2002 or the consummation by the Company of the sale of its common stock in a firm commitment underwritten offering at a price not less than $5.00 per share and providing not less than $10,000,000 of net proceeds. The proceeds were allocated between the notes and the warrants based on their pro-rata fair values, as determined using a valuation model (see note 2(j)). As a result, the warrants were valued at $6,172,699. This amount was recorded as paid-in capital. The resulting discount on the notes is being accreted as interest expense over the expected term of the related promissory notes. The holders of the subordinated promissory notes have entered into a note repayment and warrant exercise agreement with the Company which stipulates that immediately prior to the closing of an initial public offering, the aggregate $9,000,000 principal amount of the notes will be applied toward the aggregate exercise price of the detachable warrants (see note 13).

  On June 28, 1999, the Company issued a convertible promissory note in exchange for $5,000,000 in cash. The note bears interest of 8.0% per year. The holder of the note has the right to demand prepayment of 50% of the principal amount of the note at any time after the first anniversary and full prepayment at any time after the second anniversary of issuance. The note is convertible at the holder's option into shares of Series I preferred stock at a conversion price of $10.09 per share of Series I preferred stock. Upon the completion of an initial public offering, the note will automatically convert into Series I preferred stock at a conversion price equal to the lesser of (1) 70% of the initial public offering price per share or (2) $10.09 per share. Upon the issuance of the convertible promissory note, the Company recognized $2,143,000 of interest expense and a corresponding increase to additional paid-in capital. This amount represents the intrinsic value of the beneficial conversion feature of the convertible promissory note (see note 13).

(7)Redeemable Convertible Preferred Stock

  Preferred stock has voting rights equal to the number of shares of common stock into which the preferred stock is convertible. The preferred stock is convertible at the option of the holder into such number of shares of common stock as is determined by dividing the original issue price of the preferred stock plus all declared but unpaid dividends by the applicable conversion price at the date of conversion. The conversion price per share is the original issue price adjusted for any dilution that may occur from future offerings.

  Each share of outstanding preferred stock is required to convert to common stock upon the earlier of the time of the Company's initial public offering, if certain offering parameters are met, or the date on which

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999

  the Company obtains the consent of the holders of a majority of the then outstanding shares of preferred stock.

  The outstanding preferred stock is redeemable into cash at the request of a majority of the holders of the then outstanding shares of preferred stock at an amount equal to the original issue price plus all declared but unpaid dividends. Amounts due to the preferred shareholders on redemption are payable in three equal annual installments on the fifth, sixth and seventh anniversaries of the original purchase dates (see note 13).

  Dividends may be declared at the sole discretion of the Board of Directors and are noncumulative. To date, no such dividends have been declared. The holders of the preferred stock are entitled to a liquidation preference equivalent to the original issue price of the respective series of preferred stock plus declared but unpaid dividends.

  The following indicates the series of redeemable convertible preferred stock in existence at June 30, 1999. Series for which preferred stock has been issued and remains outstanding are stated at the redemption amount; issuance costs are netted against the proceeds and accreted as a charge against additional paid-in capital over the expected life of the related series of preferred stock (all in thousands, except share and per share data):

                                                      Dividend    June 30,
                                                      Rate Per ----------------
                                                       Share    1998     1999
                                                      -------- -------  -------
   Series A - 7,096,000 shares authorized; 7,000,000
    shares issued and outstanding...................   $0.03   $ 3,500  $ 3,500
   Series B - 522,848 shares authorized, issued and
    outstanding.....................................   $0.07       625      625
   Series C - 5,895,832 shares authorized; 5,858,332
    shares issued and outstanding...................   $0.07     7,030    7,030
   Series D - 2,473,644 shares authorized, issued
    and outstanding.................................   $0.12     5,000    5,000
   Series E - 3,091,430 shares authorized, issued
    and outstanding.................................   $0.15     7,480    7,480
   Series F - 2,057,159 shares authorized, issued
    and outstanding in 1998 and 1999................   $0.18     6,007    6,007
   Series G - 6,000,000 shares authorized; 1,866,800
    and 3,716,800 shares issued and outstanding in
    1998 and 1999...................................   $0.18     5,451   10,853
   Series H - 4,000,000 shares authorized, none
    issued or outstanding...........................   $0.18       --       --
   Series I - 750,000 shares authorized, none issued
    or outstanding..................................   $0.60       --       --
   Issuance costs, net of accretion.................              (350)     --
                                                               -------  -------
                                                               $34,743  $40,495
                                                               =======  =======

  The Company issued promissory notes in exchange for cash of $1,000,000 and $500,000 in September and December, 1996, respectively. The promissory notes bore interest at 6% and were due on demand. On December 31, 1996, the Company issued 3,091,430 shares of Series E redeemable convertible preferred stock in exchange for the principal and related accrued interest on the promissory notes amounting to $1,518,657 and $5,961,498 in cash.

  The Company issued promissory notes in exchange for $1,000,000 in January, 1998. The promissory notes bore interest at 6% and were due on demand. In February, 1998, the Company issued 2,057,159 shares of

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999

  Series F redeemable convertible preferred stock in exchange for the principal and related accrued interest on the promissory notes amounting to $1,006,904 and $5,000,000 in cash.

  In June, 1998, the Company issued 1,866,800 shares of Series G redeemable convertible preferred stock for $5,451,056 in cash. The issuance was recorded net of issuance costs of $350,000. In March, 1999, the Company issued an additional 1,850,000 shares of Series G redeemable convertible preferred stock for $5,402,000 in cash (see note 13).

(8)Common Stock and Stock Incentive Plans

  In 1993, the Company adopted a stock option plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, directors and key employees. The Plan authorizes grants of options to purchase up to 10,000,000 shares of unissued common stock. The Board of Directors determines the terms of each option, including exercise price (within limits set forth in the plan), number of shares and the rate at which each option is exercisable. The options generally vest ratably over a period of four years from the date of grant.

  In 1998, the Company adopted the Directors' Stock Option Plan (the "Directors' Plan") pursuant to which stock options may be granted to non-employee members of the Company's Board of Directors. The Directors' Plan authorizes grants of options to purchase up to 275,000 shares of common stock.

  Option grants under the Directors' Plan are nondiscretionary and automatic. Non-employee directors serving on the Company's board of directors at the date of the adoption of the Directors' Plan were granted options to purchase 50,000 shares on the effective date of the plan. Subsequent non-employee directors are granted an option to purchase 15,000 shares on the date they become a director. After their initial grant, non-employee directors are granted an option to purchase 15,000 shares on January 1 of each year provided they have served on the board for at least six months. At June 30, 1999, there were options to purchase 75,000 shares available for grant under the Directors' Plan.

  At June 30, 1999, there were options to purchase 2,369,853 shares available for grant under both plans. The per share weighted-average fair value of stock options granted during each of the years ended June 30, 1997, 1998 and 1999 was $2.09, $2.60, and $5.17, respectively, on the date of grant as estimated using the minimum value option-pricing model with the following weighted-average assumptions in all years: expected dividend yield of 0.0%, an expected life of four years, and a risk-free interest rate of 6%.

  The Company applies APB Opinion No. 25 in accounting for stock options granted to employees and non-employee directors under its stock option plans. The Company recorded $2,269,000, $3,143,000 and $13,130,000 of deferred stock option compensation during each of the years ended June 30, 1997, 1998 and 1999, respectively, as a result of granting stock options with exercise prices below the estimated fair value per share of the Company's common stock at the date of grant. Deferred stock option compensation has been recorded as a component of stockholders' equity (deficit) and is being amortized as a charge to operations over the vesting period of the applicable options. Amortization of deferred stock option compensation of $659,000, $1,165,000 and $3,116,000 was recognized in the years ended June 30, 1997, 1998 and 1999, respectively.

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999


  Had the Company determined compensation cost based on the estimated fair value of stock options at the grant date in accordance with SFAS No. 123, the Company's net loss would have been increased or decreased, as applicable, to the pro forma amounts indicated below:

                                                     Year ended June 30,
                                                   --------------------------
                                                    1997     1998      1999
                                                   -------  -------  --------
   Net loss:
     As reported.................................. $(6,635) $(9,291) $(26,405)
     Pro forma.................................... $(6,680) $(9,687) $(26,187)
   Basic and diluted net loss per share of common
    stock:
     As reported.................................. $ (2.19) $ (2.86) $  (6.87)
     Pro forma.................................... $ (2.21) $ (2.98) $  (6.82)

  Pro forma net loss reflects only stock options granted after June 30, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting periods of four years and compensation expense pertaining to stock options granted in prior periods is not considered.

  Stock option activity for both plans during the periods indicated is as follows:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Shares     Price
                                                             ---------  --------
   Balance at June 30, 1996................................. 2,396,500   $0.11
       Granted.............................................. 1,716,883    0.24
       Exercised............................................   (62,500)   0.15
       Forfeited............................................  (454,883)   0.15
                                                             ---------
   Balance at June 30, 1997................................. 3,596,000    0.19
       Granted.............................................. 1,631,000    0.58
       Exercised............................................  (448,125)   0.12
       Forfeited............................................  (344,458)   0.22
                                                             ---------
   Balance at June 30, 1998................................. 4,434,417    0.46
       Granted.............................................. 2,638,500    2.88
       Exercised............................................  (745,257)   2.24
       Forfeited............................................  (195,666)   1.01
                                                             ---------
   Balance at June 30, 1999................................. 6,131,994    1.39
                                                             =========

  Options granted during the years ended June 30, 1997, 1998 and 1999 had an exercise price less than the estimated fair value of the Company's common stock on the date of grant; the weighted-average grant-date fair value of options granted during those periods was $1.37, $2.10 and $7.89, respectively.

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999


   The following presents certain information about outstanding stock options at June 30, 1999:

                                   Options Outstanding       Options Exercisable
                             ------------------------------- ---------------------
                                                  Weighted               Weighted
                                                   average                Average
                               Number   Exercise contractual Number of   Exercise
   Range of exercise price   of options  price      life      Options      Price
   -----------------------   ---------- -------- ----------- ----------- ---------
   $0.05-0.25..............  2,216,535   $0.19    6.7 years    1,648,075  $  0.18
   $0.50-0.60..............  1,501,459   $0.58    8.7 years      469,529  $  0.58
   $1.50-2.50..............  2,324,000   $2.22    9.5 years          --       --
   $7.50-10.50.............     90,000   $8.00    9.8 years          --       --

  At June 30, 1997, 1998 and 1999, the number of options exercisable was 1,224,042, 1,625,531 and 2,117,604, respectively, and the weighted-average exercise price of those options was $0.15, $0.21 and $0.33, respectively.

  In May 1999, the Company effected the issuance of 150,000 shares of common stock to a board member-elect, in exchange for a $1,575,000, 6% demand note. The demand note was repaid with interest in July 1999.

(9)Research and Development Arrangements

  In October 1997, the Company entered into a development and license agreement with a customer who owns preferred stock of the Company. The agreement obligated the Company to develop a product that meets mutually agreed upon specifications in exchange for $850,000. The Company has fulfilled its development obligations and the proceeds under the arrangement were offset against research and development expense during the year ended June 30, 1998.

  In November 1997, the Company entered into a development and marketing agreement with a customer. The agreement obligated the Company to develop a product in accordance with certain specifications and to provide 114,068 shares of the Company's common stock for an aggregate purchase price of $300,000. The common stock issuance was recorded at estimated fair value of $300,000. The Company has fulfilled its development obligations.

(10)Lease Commitments

  The Company has operating lease agreements relating to certain facilities and equipment which expire at various dates. Rent expense on operating leases for the years ended June 30, 1997, 1998, and 1999 was $367,308, $380,794 and $547,774, respectively. The Company entered into several agreements for the sale and leaseback of certain equipment. The leases were classified as capital leases and expired during the year ended June 30, 1999. Future minimum lease payments under noncancelable operating leases as of June 30, 1999 are:

                                                                       Operating
                                                                        Leases
                                                                       ---------
     Years ended June 30:
       2000........................................................... $417,097
       2001...........................................................  329,765
       2002...........................................................  124,327
       2003...........................................................   35,955
       2004...........................................................    5,993
                                                                       --------
         Total minimum lease payments................................. $913,137
                                                                       ========

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999


  In connection with certain capital lease transactions, the Company issued warrants to purchase (a) 96,000 shares of Series A preferred stock at $0.50 per share expiring on the earlier of December 16, 2003 or the fifth annual anniversary of the consummation of the Company's initial public offering of its common stock, if certain offering parameters are met, and (b) 37,500 shares of its Series C preferred stock at $1.20 per share expiring on the later of March 13, 2005 or five years from the effective date of the Company's initial public offering.

(11)Income Taxes

  The Company has not recognized any tax benefits for its net operating loss carryforwards.

  Net deferred tax assets as of June 30, 1998 and 1999 are as follows (in thousands):

                                                               1998      1999
                                                              -------  --------
     Deferred tax assets:
       Operating loss carryforwards.......................... $ 8,943  $ 17,275
       Receivables and inventory reserves....................      59       136
       Accrued liabilities...................................      87       233
                                                              -------  --------
         Deferred tax assets.................................   9,089    17,644
         Valuation allowance.................................  (8,892)  (17,444)
                                                              -------  --------
                                                                  197       200
     Deferred tax liability -- furniture and equipment.......    (197)     (200)
                                                              -------  --------
         Net deferred tax assets............................. $   --   $    --
                                                              =======  ========

  The net change in the valuation allowance for the years ended June 30, 1998 and 1999 was $3,073,000 and $8,133,000 respectively.

  As of June 30, 1999, the Company has net operating loss carryforwards of approximately $48,000,000 which begin to expire in 2008. The Company believes that as a result of the Company's initial public offering in July 1999, and the resulting conversion of outstanding redeemable preferred stock into common stock, the Company has undergone an ownership change within the meaning of section 382 of the Internal Revenue Code (IRC). As a result, the Company's ability to utilize its operating loss carryforwards incurred prior to the ownership change are limited on an annual basis to an amount equal to the value of the Company, as defined by the IRC, as of the date of change of ownership, multiplied by the long-term tax-exempt rate of 4.98%.

(12)Segment Information and Concentration of Credit Risk

  The Company operates in one reportable segment as it has one family of DSL products and markets its products to network equipment vendors and DSL service providers. In fiscal years 1997 and 1998, the Company also developed and marketed asynchronous transfer mode ("ATM") network products which are no longer actively marketed by the Company. For management purposes, the Company does not disaggregate financial information by product or geographically, other than export sales by region and sales by product. Substantially all of the Company's assets are located within the United States. The Company does not account for, and does not report to management, its assets or capital expenditures by revenue source. All of the Company's products are produced in the United States. The Company grants credit to customers located in several geographical regions in North America, Europe and the Pacific Rim.

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999


  The following represents sales to customers in each of those geographical regions as a percentage of total revenues, and revenues and gross margins by product line for the years ended June 30, 1997, 1998 and 1999:

     Geographic Region                                 1997    1998    1999
     -----------------                                ------  ------  -------
     United States...................................     65%     48%      59%
     Europe..........................................     25%     40%      12%
     Pacific Rim.....................................     10%     12%      29%

     Product line (in thousands)                       1997    1998    1999
     ---------------------------                      ------  ------  -------
     DSL revenues.................................... $  --   $   84  $12,915
     DSL gross margin................................ $  --   $  (19) $  (462)
     ATM LAN revenues................................ $4,122  $3,286  $ 1,913
     ATM LAN gross margin............................ $1,736  $1,229  $   946

  For the year ended June 30, 1997, revenues from an individual customer amounted to 38% of total revenue. For the year ended June 30, 1998, revenues from individual customers amounted to 20% and 13% of total revenues. For the year ended June 30, 1999, revenues from individual customers amounted to 30% and 18% of total revenues, and accounts receivable related to these customers at June 30, 1999 was approximately $2,875,000 and $2,600,000, respectively. The Company performs ongoing evaluations of its customers' financial conditions and generally does not require collateral.

(13)Subsequent Event

  On July 15, 1999, the Company completed the initial public offering of its common stock. The Company issued 4,600,000 shares of common stock in exchange for gross proceeds of $69,000,000, net of underwriters' discount of $4,830,000. Upon the completion of the initial public offering, the Company's subordinated promissory notes converted into 3,082,191 shares of Series H redeemable convertible preferred stock, the convertible promissory note plus accrued interest converted into 497,663 shares of Series I redeemable convertible preferred stock, and all outstanding redeemable convertible preferred stock converted into 28,300,067 shares of common stock.

  On July 20, 1999, the Company adopted a new stock option plan (the "Stock Plan") and an employee stock purchase plan. The Stock Plan provides for the granting of stock options and stock purchase rights to employees and consultants. A total of 3,500,000 shares of common stock has been reserved for issuance plus annual increases equal to the lesser of:

  .  1,000,000 shares;

  .  3% of the outstanding shares on such a date; or

  . a lesser amount determined by the board on the first day of each fiscal year.

  The Stock Plan may be administered by the board of directors or a committee of the board. The board or a committee of the board will have the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the vesting provisions, the exercisability thereof and the form of consideration payable upon such exercise.

  The Stock Plan provides that in the event of a merger of the Company with or into another corporation, or the sale of substantially all of its assets, each outstanding option or stock purchase right will be assumed

                            EFFICIENT NETWORKS, INC.

                          June 30, 1997, 1998 and 1999

  or substituted for by the successor corporation. In addition, if the options are not substituted for in the merger, each outstanding option will vest and become exercisable as to all unvested shares and each stock purchase right shall lapse as to all the shares for a period of 15 days after receipt of notice from the Company.

  On July 20, 1999, the Company also adopted an Employee Stock Purchase Plan ("the Purchase Plan"). A total of 200,000 shares of common stock has been reserved for issuance under the purchase plan, plus annual increases equal to the lesser of:

  .  100,000 shares;

  .  1% of the outstanding shares on such a date; or

  . a lesser amount determined by the board on the first day of each fiscal year.

  The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains successive six-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commenced on the first trading day after the effective date of the Company's initial public offering and ends on the last trading day on or before October 31.

  Employees are eligible to participate if they are employed by the Company or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. However, the following employees may not purchase stock under the Purchase Plan:

  . any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of capital stock; or

  . any employee whose rights to purchase stock under any of the employee stock purchase plans accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

  Participants may purchase common stock through deductions of up to 10% of the participant's compensation. The maximum number of shares a participant may purchase during a single offering period is 500 shares.

  Amounts deducted and accumulated by the participant will be used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and at the end of each offering period.

  The Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of its assets, outstanding options may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed sale or merger.

  The Purchase Plan will terminate in 2009. The board of directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock.

                            EFFICIENT NETWORKS, INC.

                     Condensed Consolidated Balance Sheets

                December 31, 1999 (Unaudited) and June 30, 1999

                       (In thousands, except share data)

                                                         December 31, June 30,
                                                             1999       1999
                                                         ------------ --------
                                                         (unaudited)
                         Assets
Current assets:
  Cash and cash equivalents.............................  $   31,803  $  3,604
  Short-term investments................................       3,983       --
  Accounts receivable, net of allowance for doubtful
   accounts of $658 and $120 at December 31, 1999 and
   June 30, 1999, respectively..........................      37,219    10,316
  Inventories...........................................      26,424     5,472
  Other assets..........................................       1,344       241
                                                          ----------  --------
    Total current assets................................     100,773    19,633
Furniture and equipment, net............................       5,066     2,285
Other assets, net.......................................         231        29
Intangible assets, net of accumulated amortization of
 $7,358 at December 31, 1999............................     917,171       --
                                                          ----------  --------
                                                          $1,023,241  $ 21,947
                                                          ==========  ========
          Liabilities, Redeemable Convertible
   Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
  Accounts payable......................................  $   16,047  $  4,104
  Accrued liabilities...................................      23,419     2,208
  Deferred revenue......................................       3,399       736
                                                          ----------  --------
    Total current liabilities...........................      42,865     7,048
Long-term debt, net of discount.........................         --     13,396
Other liabilities.......................................          19        22
                                                          ----------  --------
    Total liabilities...................................      42,884    20,466
                                                          ----------  --------
Redeemable convertible preferred stock..................     431,550    40,495
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock, par value $.001 per share, 200,000,000
   shares authorized; 44,834,917 and 4,362,221 shares
   issued and outstanding at December 31, 1999 and June
   30, 1999, respectively...............................          45         4
  Additional paid-in capital............................     641,369    29,777
  Deferred stock option compensation....................     (12,537)  (14,606)
  Accumulated deficit...................................     (80,070)  (54,189)
                                                          ----------  --------
    Total stockholders' equity (deficit)................     548,807   (39,014)
                                                          ----------  --------
                                                          $1,023,241  $ 21,947
                                                          ==========  ========

See accompanying notes to unaudited condensed consolidated financial statements.

                            EFFICIENT NETWORKS, INC.

                Condensed Consolidated Statements of Operations

                  Six Months Ended December 31, 1999 and 1998

                                  (Unaudited)

                     (In thousands, except per share data)

                                        Three Months Ended   Six Months Ended
                                           December 31,        December 31,
                                        -------------------- -----------------
                                          1999       1998      1999     1998
                                        ---------  --------- --------  -------
Net revenues........................... $  26,424  $  1,850  $ 38,595  $ 3,024
Cost of revenues.......................    21,219     1,647    32,925    2,510
                                        ---------  --------  --------  -------
    Gross profit.......................     5,205       203     5,670      514
                                        ---------  --------  --------  -------
Operating expenses:
  Sales and marketing..................     4,849     1,303     7,502    2,471
  Research and development.............     4,318     1,790     7,371    3,616
  General and administrative...........     1,284       411     2,330      750
  Stock option compensation............     1,219       475     2,608      908
  Amortization of intangibles..........     7,358       --      7,358      --
  In process research and development
   charge..............................     4,970       --      4,970      --
                                        ---------  --------  --------  -------
    Total operating expenses...........    23,998     3,979    32,139    7,745
                                        ---------  --------  --------  -------
    Loss from operations...............   (18,793)   (3,776)  (26,469)  (7,231)
Interest income........................       666        31     1,263      118
Interest expense and other, net........       --         (1)     (675)      (8)
                                        ---------  --------  --------  -------
    Net loss........................... $ (18,127) $ (3,746) $(25,881) $(7,121)
                                        =========  ========  ========  =======
    Basic and diluted net loss per
     share of common stock............. $   (0.47) $  (1.00) $  (0.75) $ (1.94)
                                        =========  ========  ========  =======
    Weighted-average shares of common
     stock outstanding.................    38,644     3,819    34,570    3,766
                                        =========  ========  ========  =======


See accompanying notes to unaudited condensed consolidated financial statements.

                            EFFICIENT NETWORKS, INC.

                Condensed Consolidated Statements of Cash Flows

                  Six Months Ended December 31, 1999 and 1998

                                  (Unaudited)

                                 (In thousands)

                                                             Six Months Ended
                                                               December 31,
                                                             -----------------
                                                               1999     1998
                                                             --------  -------
Cash flows from operating activities:
 Net loss................................................... $(25,881) $(7,121)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      556      379
  Amortization of deferred stock option compensation........    2,608      908
  Accretion of discount on subordinated promissory notes....      604      --
  Amortization of intangible assets.........................    7,358      --
  In process research and development charge................    4,970      --
  Changes in operating assets and liabilities, net of assets and liabilities acquired in business combination:
   Accounts receivable......................................  (17,626)  (1,680)
   Inventories..............................................  (19,809)    (762)
   Other assets and liabilities.............................   (1,151)     175
   Accounts payable and accrued liabilities.................    6,506    2,046
   Deferred revenue.........................................    2,663        1
                                                             --------  -------
 Net cash used in operating activities......................  (39,202)  (6,054)
                                                             --------  -------
Cash flows from investing activities:
 Purchase of fixed assets...................................   (2,909)    (924)
 Purchase of investments....................................   (3,983)     --
 Net cash received in connection with the purchase of
  FlowPoint Corporation.....................................   10,916      --
                                                             --------  -------
  Net cash used for investing activities....................    4,024     (924)
                                                             --------  -------
Cash flows from financing activities:
 Principal payments on capital lease obligations............      --       (12)
 Proceeds from issuance of common stock, net................   63,377       19
                                                             --------  -------
    Net cash provided by financing activities...............   63,377        7
                                                             --------  -------
Increase (decrease) in cash and cash equivalents............   28,199   (6,971)
Cash and cash equivalents at beginning of period............    3,604    7,607
                                                             --------  -------
Cash and cash equivalents at end of period.................. $ 31,803  $   636
                                                             ========  =======

See accompanying notes to unaudited condensed consolidated financial statements.

                            EFFICIENT NETWORKS, INC.

         Notes to Unaudited Condensed Consolidated Financial Statements

                       Six Months Ended December 31, 1999

(1)Basis of Presentation

  The accompanying unaudited financial data as of and for the three months and six months ended December 31, 1999 and 1998 have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows as of and for the three months and six months ended December 31, 1999 have been made. The results of operations for the three months and six months ended December 31, 1999 are not necessarily indicative of the operating results for the full year.

(2)Completion of Initial Public Offering

  On July 15, 1999, the Company completed its initial public offering. The Company issued 4.6 million shares of common stock in exchange for net proceeds of approximately $63.1 million. Upon the completion of the initial public offering, certain outstanding subordinated promissory notes converted into an aggregate of 3.6 million shares of redeemable convertible preferred stock, and all outstanding redeemable convertible preferred stock converted into an aggregate of 28.3 million shares of common stock.

(3)Acquisition

  On November 21, 1999, the Company entered into an agreement with Cabletron Systems, Inc. ("Cabletron") to acquire its wholly-owned subsidiary FlowPoint Corporation ("FlowPoint") from Cabletron. The acquisition was completed on December 17, 1999. The results of operations of FlowPoint have been included in the Company's consolidated statement of operations from the date of acquisition through December 31, 1999.

  The Company financed the acquisition of FlowPoint through the issuance of
  7.2 million shares of common stock and 6,300 shares of Series A non-voting redeemable convertible preferred stock. The Series A preferred stock is convertible into an aggregate of 6.3 million shares of common stock and is mandatorily redeemable.

  The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The shares issued to Cabletron for FlowPoint had a fair market value of $924.8 million based upon the market price of $68.50, which represents the Company's average closing sale price for two trading days before and two trading days after the terms of the acquisition were agreed to.

                            EFFICIENT NETWORKS, INC.

                       Six Months Ended December 31, 1999


  The total purchase price of $937.9 million, including direct costs of acquisition of $13.1 million, was allocated as follows (in thousands):

   Acquired technology............................................... $ 21,545
   Assembled workforce...............................................      940
   Sales channel and customer relationships..........................   12,930
   In process research and development...............................    4,970
   Non-compete agreements............................................       50
   Excess cost over fair value of net assets acquired................  888,729
   Fair value of tangible assets acquired, net of liabilities
    assumed..........................................................    8,695
                                                                      --------
                                                                      $937,859
                                                                      ========

  The allocation of acquired technology, assembled workforce, sales channel and customer relationships, in process research and development and non-compete agreements was based upon an independent valuation. The Company wrote off in process research and development immediately upon consummation of the acquisition. In addition, in connection with the FlowPoint acquisition, the Company recorded $924.5 million in intangible assets, of which $7.4 million was amortized in the December quarter and the remainder will be amortized at a rate of approximately $46.2 million per quarter over a five-year period.

  The following pro forma financial information presents a summary of the results of operations as if the acquisition had occurred on July 1, 1998:

                                                       (Unaudited)
                                           -----------------------------------
                                           Six months ended  Six months ended
                                           December 31, 1999 December 31, 1998
                                           ----------------- -----------------
   Revenues...............................     $  60,059         $   6,096
   Expenses...............................       164,379           107,523
                                               ---------         ---------
   Net loss...............................     $(104,320)        $(101,427)
                                               =========         =========
   Basic and diluted loss per share of
    common stock..........................     $   (2.53)        $   (9.20)
                                               =========         =========
   Shares used in computing basic and
    diluted loss per share of common
    stock.................................        41,222            11,019
                                               =========         =========

(4)Earnings Per Share

  Basic and diluted earnings (loss) per share has been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." Basic earnings per share is computed by dividing income or loss by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's redeemable convertible preferred stock. The diluted earnings per share amount is the same as basic earnings per share because the Company has a net loss in each of the periods presented and the impact of the assumed exercise of the stock options and warrants and the assumed preferred stock conversion is antidilutive. Common stock equivalents of 6.5 million and
  27.6 million shares for the three months ended December 31, 1999 and 1998, respectively, and 7.7 million and 27.6 million shares for the six months ended December 31, 1999 and 1998, respectively, were excluded from the calculation of diluted earnings per share because of the antidilutive effect.

                            EFFICIENT NETWORKS, INC.

                       Six Months Ended December 31, 1999

  The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share amounts):

                                            Three Months
                                           Ended December    Six Months Ended
                                                31,            December 31,
                                          -----------------  -----------------
                                            1999     1998      1999     1998
                                          --------  -------  --------  -------
   Net loss.............................  $(18,127) $(3,746) $(25,881) $(7,121)
    Accretion of issuance costs on
     redeemable convertible preferred
     stock..............................       --       (88)      --      (175)
                                          --------  -------  --------  -------
   Net loss available to common
    stockholders........................  $(18,127) $(3,834) $(25,881) $(7,296)
                                          ========  =======  ========  =======
   Weighted average shares outstanding..    38,644    3,819    34,570    3,766
                                          ========  =======  ========  =======
   Basic and diluted net loss per
    share...............................  $  (0.47) $ (1.00) $  (0.75) $ (1.94)
                                          ========  =======  ========  =======

(5)Inventories

  Inventories consisted of the following (in thousands):

                                                           December 31, June 30,
                                                               1999       1999
                                                           ------------ --------
   Raw materials..........................................   $ 2,365     $2,265
   Finished goods.........................................    24,059      3,207
                                                             -------     ------
   Total..................................................   $26,424     $5,472
                                                             =======     ======

(6)Accrued Liabilities

   Accrued liabilities consisted of the following (in thousands):

                                                           December 31, June 30,
                                                               1999       1999
                                                           ------------ --------
   Accrued compensation and benefits......................   $ 7,813     $1,102
   Accrued acquisition costs..............................    10,560         --
   Other..................................................     5,046      1,106
                                                             -------     ------
   Total..................................................   $23,419     $2,208
                                                             =======     ======

(7)Deferred revenue

  Deferred revenue of $3.4 million at December 31, 1999 primarily relates to shipments of product to customers where title and risk of ownership has passed to the customer, but revenue recognition has been deferred for accounting purposes due to certain stock balancing and right of return privileges granted to the customer. The corresponding receivable of $3.4 million is included in the accounts receivable balance at December 31, 1999.

(8)Long-term debt

  In January 1999, the Company issued subordinated promissory notes with detachable warrants in exchange for $7.0 million in cash. On April 8, 1999, the Company issued a subordinated promissory note with a

                            EFFICIENT NETWORKS, INC.

                       Six Months Ended December 31, 1999

  detachable warrant in exchange for $2.0 million in cash. The notes bore interest at 10% per annum with interest payable quarterly. The subordinated promissory notes were issued with detachable warrants to purchase an aggregate of 3.1 million shares of the Company's redeemable convertible preferred stock at an exercise price of $2.92 per share. In June 1999, the holders of the subordinated promissory notes entered into a note repayment and warrant exercise agreement with the Company which stipulated that immediately prior to the closing of an initial public offering, the aggregate $9.0 million principal amount of the notes would be applied toward the aggregate exercise price of the detachable warrants. Accordingly, immediately prior to the closing of the Company's initial public offering on July 15, 1999, the warrants were exercised to purchase the Company's redeemable convertible preferred stock, which shares of preferred stock automatically converted into shares of common stock upon completion of the initial public offering.

  On June 28, 1999, the Company issued a convertible promissory note in exchange for $5.0 million in cash. The note bore interest at 8.0% per annum. In accordance with the conversion feature of the note, immediately prior to the closing of the Company's initial public offering, the note automatically converted into 497,663 shares of preferred stock at a conversion price $10.09 per share, and such shares of preferred stock automatically converted into shares of common stock upon completion of the initial public offering.

(9)Statements of Cash Flows

  The Company paid cash interest of $400,000 and $0 during the six months ended December 31, 1999 and 1998, respectively. No income taxes were paid during the six months ended December 31, 1999 and 1998. Non-cash financing transactions included the exchange of promissory notes of $13.4 million and related accrued interest for $14.0 million of redeemable convertible preferred stock, and the exchange of redeemable convertible preferred stock of $54.5 million for 28.3 million shares of common stock during the six months ended December 31, 1999. In connection with the acquisition of FlowPoint, the Company exchanged 7.2 million shares of Common Stock and 6,300 shares of redeemable convertible preferred stock for the assets and liabilities of FlowPoint. No non-cash financing transactions occurred during the six months ended December 31, 1998.

(10)Completion of Follow-on Public Offering

  On February 8, 2000 the Company completed a follow-on public offering of
  5.75 million shares of common stock. The Company issued 2.75 million shares of common stock in exchange for net proceeds of approximately $182.8 million, after deduction of the underwriters' discount and estimated expenses. The selling stockholders sold 3 million shares of common stock. The Company did not receive any of the proceeds from the sale of shares by the selling stockholders.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   Effective December 17, 1999, Efficient Networks, Inc. ("Efficient" or the "Company") completed the acquisition of FlowPoint Corporation ("FlowPoint"), formerly a wholly-owned subsidiary of Cabletron Systems, Inc. ("Cabletron"), in exchange for 7,200,000 shares of common stock and 6,300 shares of Series A non-voting convertible preferred stock ("Series A Preferred"). The Series A Preferred is convertible into 6,300,000 shares of common stock. The total cost of the acquisition, including transaction costs, was approximately $937.9 million. The acquisition was accounted for as a purchase business combination.

   Attached is the unaudited pro forma condensed combined statements of operations for Efficient for the year ended June 30, 1999 and for the six months ended December 31, 1999, including related notes thereto. The unaudited pro forma condensed combined balance sheet has not been presented, since as of December 31, 1999, the acquisition had been consummated and is reflected in the unaudited condensed consolidated balance sheet included elsewhere in this offering circular. The unaudited pro forma condensed combined statements of operations, including the weighted average number of shares used in the calculation of the pro forma per share data, assume the acquisition had been consummated on July 1, 1998.

   The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of the Company and FlowPoint. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the historical consolidated financial statements and related notes thereto of the Company and the historical financial statements of FlowPoint. The unaudited pro forma condensed combined financial results are not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been consummated at the beginning of the period for which such transactions have been given effect, nor of the combined results of future operations.

                            EFFICIENT NETWORKS, INC.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                        For the Year Ended June 30, 1999

                     (in thousands, except per share data)

                            Efficient    FlowPoint     Pro Forma     Pro Forma
                            Historical Historical (1) Adjustments    Combined
                            ---------- -------------- -----------    ---------
Net revenues..............   $ 14,828     $ 18,236     $     --      $  33,064
Cost of revenues..........     14,344       12,310           --         26,654
                             --------     --------     ---------     ---------
  Gross profit............        484        5,926           --          6,410
                             --------     --------     ---------     ---------
Operating expenses:
  Sales, marketing,
   general and
   administrative.........      8,126        3,404           --         11,530
  Research and
   development............      7,747        1,609           --          9,356
  Amortization of
   intangibles............        --         1,214       184,806 (2)   186,020
  In-process research and
   development............        --        11,953       (11,953)(3)       --
  Stock option
   compensation...........      3,116          --            --          3,116
                             --------     --------     ---------     ---------
    Total operating
     expenses.............     18,989       18,180       172,853       210,022
                             --------     --------     ---------     ---------
    Loss from operations..    (18,505)     (12,254)     (172,853)     (203,612)
Interest income and
 expense and other, net...     (7,900)          (1)          --         (7,901)
                             --------     --------     ---------     ---------
    Loss before income
     taxes................    (26,405)     (12,255)     (172,853)     (211,513)
Income tax expense........        --          (466)          466 (4)       --
                             --------     --------     ---------     ---------
    Net loss..............   $(26,405)    $(12,721)    $(172,387)    $(211,513)
                             ========     ========     =========     =========
Basic and diluted loss per
 share of common stock....   $  (6.87)                               $  (19.10)
                             ========                                =========
Shares used in computing
 basic and diluted loss
 per share of common
 stock....................      3,893                                   11,093
                             ========                                =========


See accompanying notes.

                            EFFICIENT NETWORKS, INC.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                       Six Months Ended December 31, 1999

                     (in thousands, except per share data)

                              Efficient  FlowPoint   Pro Forma      Pro Forma
                              Historical Historical Adjustments     Combined
                              ---------- ---------- -----------     ---------
Net revenues.................  $ 38,595   $21,464    $    --        $  60,059
Cost of revenues.............    32,925    15,694         --           48,619
                               --------   -------    --------       ---------
  Gross profit...............     5,670     5,770         --           11,440
                               --------   -------    --------       ---------
Operating expenses:
  Sales, marketing, general
   and administrative........     9,832     2,481         --           12,313
  Research and development...     7,371     1,028         --            8,399
  Amortization of
   intangibles...............     7,358       668      84,984 (2)      93,010
  Stock option compensation..     2,608       --          --            2,608
  In process research and
   development charge........     4,970       --       (4,970)            --
                               --------   -------    --------       ---------
    Total operating
     expenses................    32,139     4,177      80,014         116,330
                               --------   -------    --------       ---------
    Income (loss) from
     operations..............   (26,469)    1,593     (80,014)       (104,890)
Interest and other income
 (expense), net..............       588       (18)        --              570
                               --------   -------    --------       ---------
  Income (loss) before income
   taxes.....................   (25,881)    1,575     (80,014)       (104,320)
Income tax benefit
 (expense)...................       --        747        (747) (4)        --
                               --------   -------    --------       ---------
  Net income (loss)..........  $(25,881)  $   828    $(79,267)      $(104,320)
                               ========   =======    ========       =========
Basic and diluted loss per
 share of common stock.......  $  (0.75)                            $   (2.53)
                               ========                             =========
Shares used in computing
 basic and diluted loss per
 share of common stock.......    34,570                                41,222
                               ========                             =========


See accompanying notes.

                            EFFICIENT NETWORKS, INC.

    Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

1. The historical statement of operations for the twelve-month period ended June 30, 1999 was derived by adding the unaudited historical results of operations of FlowPoint for the two months ended August 31, 1998, the audited historical results of operations of FlowPoint for the six months ended February 28, 1999 and the unaudited historical results of operations of FlowPoint for the four months ended June 30, 1999.

2. Represents the adjustment to reflect amortization of the acquired intangibles over an amortization period of five years.

3. Represents the exclusion of the one-time impact for the write-off of in-process research and development recorded by Cabletron in connection with its acquisition of FlowPoint on September 1, 1998.

4. Represents the elimination of FlowPoint's income tax expense.

Efficient recorded an immediate write-off of in-process research and development of $4,970,000 at the consummation of the purchase business combination. The unaudited pro forma condensed combined statements of operations exclude this charge.

                          Independent Auditors' Report

The Board of Directors
Cabletron Systems, Inc.:

   We have audited the accompanying balance sheets of FlowPoint Corporation (the "Company") as of February 28, 1999, August 31, 1998, and March 31, 1998 and the related statements of operations, cash flows, and stockholder's equity for the six months ended February 28, 1999, five months ended August 31, 1998, and the years ended March 31, 1998 and 1997 (as defined in note 2a). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of February 28, 1999, August 31, 1998, and March 31, 1998 and the results of its operations and its cash flows for the six months ended February 28, 1999, five months ended August 31, 1998, and the years ended March 31, 1998 and 1997, in conformity with generally accepted accounting principles.

   As discussed in Note 2(a) to the financial statements, the Company was acquired by Cabletron Systems, Inc. as of September 1, 1998 in a business combination accounted for as a purchase. As a result of the application of purchase accounting, the financial statements of the Company for the six months ended February 28, 1999 are presented on a different cost basis than those for periods prior to September 1, 1998, and accordingly, are not directly comparable.

                                          KPMG LLP

Boston, Massachusetts
November 15, 1999

                             FLOWPOINT CORPORATION

                                 Balance Sheets

                              Successor (Note 2(a))      Predecessor (Note 2(a))
                            ---------------------------  ------------------------
                            September 30,  February 28,  August 31,    March 31,
                                1999           1999         1998         1998
          Assets            -------------  ------------  ------------ -----------
                             (Unaudited)
Current assets:
 Cash and cash
  equivalents.............  $    302,381     1,202,150       457,153    2,566,498
 Accounts receivables, net
  of allowances of
  $240,788, $136,265,
  $86,114, and $58,298
  respectively............     3,484,467     1,589,130       592,330      528,599
 Related party receivable
  (note 12)...............           --            --        575,491      162,428
 Inventories..............     3,172,188     1,577,191     1,325,110      773,859
 Prepaid expenses.........       243,247       154,805        93,102       80,182
 Deferred income taxes....       138,734       332,597           --           --
                            ------------   -----------   -----------  -----------
  Total current assets....     7,341,017     4,855,873     3,043,186    4,111,566
                            ------------   -----------   -----------  -----------
Property, plant and
 equipment................       416,224       197,966       402,908      364,903
Accumulated depreciation..      (137,882)      (62,831)     (250,004)    (195,853)
                            ------------   -----------   -----------  -----------
                                 278,342       135,135       152,904      169,050
                            ------------   -----------   -----------  -----------
Intangible assets, net....    12,282,489    13,203,507           --           --
Deferred income taxes.....         8,329         6,810           --           --
Deposits..................           --         15,147        13,311       15,090
                            ------------   -----------   -----------  -----------
  Total assets............  $ 19,910,177    18,216,472     3,209,401    4,295,706
                            ============   ===========   ===========  ===========
     Liabilities and
   Stockholder's Equity
         (Deficit)
Current liabilities:
 Accounts payable.........  $  3,763,984     1,786,727     1,118,634      646,167
 Accrued expenses.........       804,427       418,565       488,066      376,295
 Related party payable
  (note 12)...............     2,111,073     3,603,329           --           --
 Current portion of
  related party notes
  payable.................           --            --      2,307,776    2,307,776
 Current portion of
  obligations under
  capital leases..........        22,718        39,616        51,186       53,164
                            ------------   -----------   -----------  -----------
  Total current
   liabilities............     6,702,202     5,848,237     3,965,662    3,383,402
 Non-current portion of
  obligations under
  capital leases..........         3,409        11,988        26,264       31,782
 Non-current portion of
  related party notes
  payable.................           --            --        103,224      110,374
                            ------------   -----------   -----------  -----------
  Total liabilities.......     6,705,611     5,860,225     4,095,150    3,525,558
Stockholder's Equity
 (Deficit)
 Preferred stock (notes 3
  and 13):
 Series A, no par value.
  Authorized, issued and
  outstanding 400,000
  shares at August 31,
  1998 and March 31,
  1998....................           --            --        200,000      200,000
 Series B, no par value.
  Authorized, issued and
  outstanding 360,000
  shares at August 31,
  1998 and March 31,
  1998....................           --            --        367,500      367,500
 Series C, no par value.
  Authorized 1,200,000
  shares; issued and
  outstanding 1,167,667
  shares at August 31,
  1998 and March 31,
  1998....................           --            --      2,800,000    2,800,000
 Series D, no par value.
  Authorized 1,000,000
  shares; issued and
  outstanding 700,000
  shares at August 31,
  1998 and March 31,
  1998....................           --            --      1,995,000    1,995,000
                            ------------   -----------   -----------  -----------
                                     --            --      5,362,500    5,362,500
 Common stock, $.01 par
  value. Authorized,
  issued and outstanding,
  10,000 shares at
  September 30, 1999 and
  February 28, 1999.
  Common Stock, no par
  value. Authorized
  6,000,000 shares; issued
  and outstanding
  1,730,430 and 1,721,000
  shares at August 31,
  1998 and March 31, 1998,
  respectively............           100           100        70,619       68,162
 Additional paid-in-
  capital.................    25,383,308    25,383,308           --           --
 Accumulated deficit......   (12,178,842)  (13,027,161)   (6,318,868)  (4,660,514)
                            ------------   -----------   -----------  -----------
  Total stockholder's
   equity (deficit).......    13,204,566    12,356,247      (885,749)     770,148
                            ------------   -----------   -----------  -----------
  Total liabilities and
   stockholder's equity
   (deficit)..............  $ 19,910,177    18,216,472     3,209,401    4,295,706
                            ============   ===========   ===========  ===========

See accompanying notes to financial statements

                             FLOWPOINT CORPORATION

                            Statements of Operations

                           Successor (Note 2(a))         Predecessor (Note 2(a))
                         --------------------------  ----------------------------------
                             Seven         Six          Five
                            months        months       months         Years ended
                             ended        ended        ended           March 31,
                         September 30, February 28,  August 31,  ----------------------
                             1999          1999         1998        1998        1997
                         ------------- ------------  ----------  ----------  ----------
                          (Unaudited)
Trade sales.............  $14,844,576    3,968,625      940,918   2,138,310     362,331
Related party sales
 (notes 3 and 10).......    5,139,911      809,586      808,555   1,538,859   3,128,202
                          -----------  -----------   ----------  ----------  ----------
  Net sales.............   19,984,487    4,778,211    1,749,473   3,677,169   3,490,533
Cost of sales...........   13,147,058    3,251,208    1,660,765   2,994,542   2,901,194
                          -----------  -----------   ----------  ----------  ----------
    Gross profit........    6,837,429    1,527,003       88,708     682,627     589,339
Operating expenses:
  Selling, general and
   administrative.......    3,027,613    1,559,825    1,323,017   1,704,221   1,103,487
  Research and
   engineering..........    1,218,122      660,727      419,591   1,049,983     984,985
  Amortization of
   intangibles..........      850,948      727,304          --          --          --
  In process research
   and development
   charge (note 3)......          --    11,953,093          --          --          --
                          -----------  -----------   ----------  ----------  ----------
    Income (loss) from
     operations.........    1,740,746  (13,373,946)  (1,653,900) (2,071,577) (1,499,133)
                          -----------  -----------   ----------  ----------  ----------
Interest (income)
 expense, net...........        8,521       (8,178)       4,454       1,542       2,047
                          -----------  -----------   ----------  ----------  ----------
    Income (loss) before
     income taxes.......    1,732,225  (13,365,768)  (1,658,354) (2,073,119) (1,501,180)
Income tax expense
 (benefit)..............      883,906     (338,607)         --          --          800
                          -----------  -----------   ----------  ----------  ----------
    Net income (loss)...  $   848,319  (13,027,161)  (1,658,354) (2,073,119) (1,501,980)
                          ===========  ===========   ==========  ==========  ==========


See accompanying notes to financial statements

                             FLOWPOINT CORPORATION

                            Statements of Cash Flows

                            Successor (Note 2(a))         Predecessor (Note 2(a))
                          --------------------------  ----------------------------------
                              Seven         Six          Five
                             months        months       months         Years ended
                              ended        ended        ended           March 31,
                          September 30, February 28,  August 31,  ----------------------
                              1999          1999         1998        1998        1997
                          ------------- ------------  ----------  ----------  ----------
                           (Unaudited)
Cash flows from
 operating activities:
  Net income (loss).....   $   848,319  (13,027,161)  (1,658,354) (2,073,119) (1,501,980)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
  Depreciation..........        75,051       62,831       54,151     112,978      76,231
  Amortization of
   intangibles..........       850,948      727,304           --          --          --
  Purchased research and
   development from
   acquisition..........            --   11,953,093           --          --          --
  Deferred income
   taxes................       192,344     (339,407)          --          --          --
  Accounts receivable...    (1,895,337)    (321,309)     (63,731)   (497,074)     57,475
  Related party
   receivable...........            --           --     (413,063)    759,731    (914,631)
  Inventories...........    (1,594,997)     (52,081)    (551,251)   (141,747)   (420,474)
  Prepaid expenses......       (88,442)     (61,703)     (12,920)    (36,106)    (38,095)
  Deposits..............        15,147       (1,836)       1,779      (4,119)     (6,724)
  Accounts payable......     1,977,357      667,993      472,467     307,343     210,422
  Accrued expenses......       385,862      (69,501)     126,557      31,646     287,753
                           -----------  -----------   ----------  ----------  ----------
    Net cash provided by
     (used in) operating
     activities.........       766,252     (461,777)  (2,044,365) (1,540,467) (2,250,023)
                           -----------  -----------   ----------  ----------  ----------
Cash flows from
 investing activity:
  Capital expenditures..      (218,258)     (45,062)     (38,005)    (80,336)   (169,365)
                           -----------  -----------   ----------  ----------  ----------
    Net cash used in
     investing
     activity...........      (218,258)     (45,062)     (38,005)    (80,336)   (169,365)
                           -----------  -----------   ----------  ----------  ----------
Cash flows from
 financing activities:
  Proceeds from issuance
   of related party note
   payable..............            --           --           --   2,225,000          --
  Payments on related
   party note payable...            --     (186,000)      (7,150)    (16,250)    (22,625)
  Payments on capital
   leases...............       (25,285)     (25,846)     (22,282)    (36,809)    (13,133)
  Proceeds from issuance
   of common stock......            --          100        2,457       6,538       2,063
  Proceeds from issuance
   of preferred stock...            --           --           --     997,500   2,555,000
  Related party
   payable..............    (1,422,478)   1,463,582           --          --          --
                           -----------  -----------   ----------  ----------  ----------
    Net cash provided by
     (used in)
     financing..........    (1,447,763)   1,251,836      (26,975)  3,175,979   2,521,305
                           -----------  -----------   ----------  ----------  ----------
Net increase (decrease)
 increase in cash.......      (899,769)     744,997   (2,109,345)  1,555,176     101,917
Cash and cash
 equivalents, beginning
 of period..............     1,202,150      457,153    2,566,498   1,011,322     909,405
                           -----------  -----------   ----------  ----------  ----------
Cash and cash
 equivalents, end of
 period.................   $   302,381    1,202,150      457,153   2,566,498   1,011,322
                           ===========  ===========   ==========  ==========  ==========
Cash paid for interest..   $        --           --           --      10,910      21,531
                           ===========  ===========   ==========  ==========  ==========

See accompanying notes to financial statements.

                             FLOWPOINT CORPORATION

                       Statements of Stockholder's Equity

                                                                                                                Total
                          Preferred  Preferred  Preferred   Preferred               Additional              stockholder's
                            Stock      Stock      Stock       Stock       Common     paid-in   Accumulated     equity
                          Series A   Series B    Series C    Series D     Stock      capital     deficit      (deficit)
                          ---------  ---------  ----------  ----------  ----------  ---------- -----------  -------------
Balances at March 31,
 1996...................  $ 200,000   310,000    1,300,000          --      59,561          --  (1,085,415)      784,146
 Net loss...............         --        --           --          --          --          --  (1,501,980)   (1,501,980)
 Issuance of Preferred
  Stock Series B........         --    57,500           --          --          --          --          --        57,500
 Issuance of Preferred
  Stock Series C........         --        --    1,500,000          --          --          --          --     1,500,000
 Issuance of Preferred
  Stock Series D........         --        --           --     997,500          --          --          --       997,500
 Issuance of Common
  Stock.................         --        --           --          --       2,063          --          --         2,063
                          ---------  --------   ----------  ----------  ----------  ---------- -----------   -----------
Balances at March 31,
 1997...................  $ 200,000   367,500    2,800,000     997,500      61,624          --  (2,587,395)    1,839,229
 Net loss...............         --        --           --          --          --          --  (2,073,119)   (2,073,119)
 Issuance of Preferred
  Stock Series D........         --        --           --     997,500          --          --          --       997,500
 Issuance of Common
  Stock.................         --        --           --          --       6,538          --          --         6,538
                          ---------  --------   ----------  ----------  ----------  ---------- -----------   -----------
Balances at March 31,
 1998...................  $ 200,000   367,500    2,800,000   1,995,000      68,162          --  (4,660,514)      770,148
 Net loss...............         --        --           --          --          --          --  (1,658,354)   (1,658,354)
 Issuance of Common
  Stock.................         --        --           --          --       2,457          --          --         2,457
                          ---------  --------   ----------  ----------  ----------  ---------- -----------   -----------
Balances at August 31,
 1998...................  $ 200,000   367,500    2,800,000   1,995,000      70,619          --  (6,318,868)     (885,749)
 Conversion of preferred
  stock to common
  stock.................   (200,000) (367,500)  (2,800,000) (1,995,000)  5,362,500          --          --            --
                          ---------  --------   ----------  ----------  ----------  ---------- -----------   -----------
                                 --        --           --          --   5,433,119          --  (6,318,868)     (885,749)
 Cabletron acquisition
  (notes 2(a) and 3)....         --        --           --          --  (5,433,119)         --   6,318,868       885,749
 Cabletron acquisition
  (notes 2(a) and 3)....         --        --           --          --          --  25,383,308          --    25,383,308
 Issuance of Common
  Stock.................         --        --           --          --         100          --          --           100
                          ---------  --------   ----------  ----------  ----------  ---------- -----------   -----------
Balances at September 1,
 1998...................  $      --        --           --          --         100  25,383,308          --    25,383,408
 Net loss...............         --        --           --          --          --          -- (13,027,161)  (13,027,161)
                          ---------  --------   ----------  ----------  ----------  ---------- -----------   -----------
Balances at February 28,
 1999...................  $      --        --           --          --         100  25,383,308 (13,027,161)   12,356,247
 Net income
  (unaudited)...........         --        --           --          --          --          --     848,319       848,319
                          ---------  --------   ----------  ----------  ----------  ---------- -----------   -----------
Balances at
 September 30, 1999
 (unaudited)............  $      --        --           --          --         100  25,383,308 (12,178,842)   13,204,566
                          =========  ========   ==========  ==========  ==========  ========== ===========   ===========

See accompanying notes to financial statements.

                             FLOWPOINT CORPORATION

                         Notes to Financial Statements

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

(1) Business Operations

  FlowPoint Corporation, (the "Company"), develops, manufactures, markets, designs, installs and supports a complete line of broadband remote access, high-speed corporate and internet access modems and routers primarily utilizing digital subscriber line ("DSL") technologies.

(2) Summary of Significant Accounting Policies

  (a) Basis of Presentation

    The financial statements of the Company are derived from its historic books and records through August 31, 1998. As a result of the acquisition of the Company by Cabletron Systems, Inc. ("Cabletron") effective as of September 1, 1998, the financial statements of the Company after the acquisition date are derived from the historic books and records of Cabletron and reflect the "pushdown" of Cabletron's basis in the assets acquired and liabilities assumed.

    As a result of the acquisition by Cabletron and the application of purchase accounting, financial information in the accompanying financial statements and notes thereto as of and for the six months ended February 28, 1999 (the "Successor Period") are presented on a different cost basis than the financial information as of August 31, 1998 and March 31, 1998 and for the five months ended August 31, 1998 and the years ended March 31, 1998 and 1997 (the "Predecessor Period"), and therefore, such information is not comparable.

    The statement of operations includes all revenues and costs directly attributable to the Company including charges for shared facilities, functions and services used by the Company and provided by Cabletron. Certain costs and expenses have been allocated based upon management's estimates of the cost of services provided to the Company by Cabletron. Such costs include sales support, customer service and technical support, and general and administrative expenses (see note 12). Such allocations and charges are based on a percentage of total costs for the services provided based on factors such as headcount or revenues. Management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the cost and expenses which would have resulted if the Company had been operated as a separate entity.

    The Company has historically incurred recurring losses from operations. Cabletron has committed to provide the funds required for the conduct of the Company's operations up to the date on which it ceases to be the controlling shareholder.

  (b) Change in fiscal year

    Prior to its acquisition by Cabletron, the Company's fiscal year end was March 31. Upon the acquisition the Company adopted Cabletron's February 28 fiscal year end.

  (c) Inventories

    Inventories are stated at the lower of cost or market. Costs are determined principally by use of the average-cost method, which approximates the first-in, first-out (FIFO) method.

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

  (d) Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Depreciation is provided on a straight-line method over the estimated useful lives of the assets. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that the carrying amount of an asset cannot be fully recovered, an impairment loss is recognized.

  (e) Intangible Assets

    Intangible assets consist of goodwill and developed technology resulting from the "pushdown" of the fair market value of the intangible assets attributable to the Company as recorded on Cabletron's books as part of Cabletron's acquisition of the Company. Amortization of these intangible assets is provided on a straight-line basis over the respective useful lives which range from five to ten years. Purchased in-process research and development without alternative future use is expensed when acquired. The carrying amount of intangible assets is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The measurement of possible impairment is based primarily on an evaluation of undiscounted projected cash flows through the remaining amortization period.

  (f) Income Taxes

    The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

    As a result of its acquisition by Cabletron, the Company is included in the consolidated federal income tax return of Cabletron. Income taxes in the Company's financial statements subsequent to the acquisition have been determined on a separate-return basis.

  (g) Advertising Costs

    Advertising costs of $17,594, $105,547, $308,061, $297,360 and $67,134 were expensed as incurred during the seven months ended September 30, 1999, the six months ended February 28, 1999, the five months ended August 31, 1998 and the years ended March 31, 1998 and 1997, respectively. No assets were recorded related to advertising costs at the respective balance sheet dates.

  (h) Statements of Cash Flows

    Cash and cash equivalents consist of cash in banks and short-term investments with original maturities of three months or less.

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

  (i) Revenue Recognition

    The vast majority of the Company's revenues are related to hardware based routers with revenue recognized based upon shipment of the products. The Company accrues for estimated warranty costs related to product shipments based on historical experience. The Company generates an insignificant portion of its revenues from software products and records such revenue in accordance with (SOP) 97-2, "Software Revenue Recognition".

  (j) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (k) Research and Engineering

    Research and engineering costs are charged to expense as incurred.

  (l) Employee Stock Plan

    The Company accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1999. As permitted under SFAS 123, the Company continues to account for its stock option plan in accordance with the provisions of APB 25 and provides the disclosure pro forma net income as if the fair value method under SFAS 123 had been applied.

  (m) New Accounting Pronouncements

    In the period ended February 28, 1999, the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" (SFAS 130) which establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. For the Company, comprehensive income includes net income or loss only. The adoption of SFAS 130 did not have any impact on the Company's financial statements for any of the periods presented.

    In the period ended February 28, 1999, the Company adopted Financial Accounting Standards Board Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which establishes standards for the way that public business enterprises report selected information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not have any impact on the Company's financial statement disclosures for the period ended February 28, 1999.

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

    In October 1997, the AICPA Accounting Standards Executive Committee issued Statement of Position (SOP) 97-2, "Software Revenue Recognition" which provides guidance on applying generally accepted accounting principles in recognizing revenue for licensing, selling, leasing or otherwise marketing computer software and supersedes SOP 91-1. The adoption of SOP 97-2 did not have a material impact on the Company's results of operations for the period ended February 28, 1999.

  (n) Unaudited Results

    The financial statements as of and for the seven months ended September 30, 1999 have been prepared using the same accounting principles as were used in preparing the audited financial statements and in the opinion of management reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows. The results for the seven months ended September 30, 1999 are not necessarily indicative of future results.

(3) Cabletron Acquisition

  Effective as of September 1, 1999 Cabletron acquired all of the outstanding common stock of FlowPoint Corporation, a privately held manufacturer of DSL router networking products. Immediately prior to the acquisition each share of FlowPoint preferred stock Series A, B, C, and D was converted into one share of FlowPoint common stock. Cabletron owned 1,866,667 shares of FlowPoint preferred stock (at a cost of approximately $1,700,000), and as a result of the preferred stock conversion owned 42.8% of the outstanding common stock. Pursuant to the acquisition agreement the amount paid for the remaining 57.2% of FlowPoint common stock amounted to approximately $20,600,000 to be paid in four installments, within nine months of the acquisition date. Each installment could be paid in either cash or Cabletron common stock, as determined by Cabletron management at the time of the distribution. In addition, Cabletron assumed approximately 478,000 FlowPoint options, valued at approximately $2,700,000.

  Cabletron recorded the cost of the acquisition at $25,383,306 including direct costs of approximately $400,000. The acquisition was accounted for under the purchase method of accounting, and, accordingly, the acquired assets and liabilities were recorded at their estimated fair market value. The total purchase price of $25,383,306 was allocated as follows: a $11,953,093 special charge for in process research and development ("IPR&D") projects, $14,136,655 for goodwill and other intangibles and net liabilities of $706,442.

  The following unaudited pro forma financial information presents a summary of the results of operations as if the acquisition had occurred on March 1, 1998, the first day of the fiscal year ending February 28, 1999.

                                          (Unaudited)
                                      Twelve months ended
                                       February 28, 1999
                                      -------------------
            Net sales................    $  7,098,515
            Operating loss...........    $(15,326,163)

  In management's opinion, the unaudited pro forma results of operations are not indicative of actual results that would have occurred had the acquisition been consummated on March 1, 1998.

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)


  The valuation of the IPR&D incorporated the guidance on IPR&D valuation methodologies promulgated by the Securities and Exchange Commission ("SEC"). These methodologies incorporate the notion that cash flows attributable to development efforts, including the effort to be completed on the development effort underway, and development of future versions of the product that have not yet been undertaken, should be excluded in the valuation of IPR&D. This allocation represents risk-adjusted cash flows related to the incomplete products. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

  Cabletron used independent third-party appraisers to assess and allocate values to the in-process research and development. The value assigned to these assets were determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the Company's next-generation router technologies.

  The nature of the efforts to develop the acquired in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, high-volume verification, and testing activities that are necessary to establish that the proposed technologies meet their design specifications including functional, technical, and economic performance requirements.

  To date, the Company's results have not differed significantly from the forecast assumptions. The Company's research and development expenditures since the acquisition have not differed materially from expectations. The Company has completed the projects that were underway at the time of the acquisition and began to realize the economic benefits related to these projects during the six months ended February 28, 1999.

  The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development is based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors.

  For purposes of the IPR&D valuation, the total revenues attributable to the Company were projected to exceed $150 million within 5 years, assuming the successful completion and market acceptance of the major research and development efforts. As of the valuation date, the Company had a few existing products, which lack the technological breadth and depth necessary in the evolving networking equipment market. Accordingly, for purposes of the IPR&D valuation, it was estimated that significant revenue growth in the first several years would be primarily related to the in-process technologies. The estimated revenues for the in-process projects were projected to peak in 2004 and then decline as other new products and technologies were expected to enter the market.

  Cost of sales was estimated based on the Company's internally generated projections and discussions with management regarding anticipated gross margin improvements. Due to the market opportunities in the network equipment arena and the Company's unique technology architecture, substantial gross margins were projected through the forecast period. Cost of sales as a percentage of sales was forecasted to decline until 2003 and then remain constant at 55%. Selling, general and administrative expenses (including depreciation) as a percentage of sales were projected to remain constant at 23%. Research and

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

  development expenditures as a percentage of sales were projected to decline significantly from 30% in 1999 to 10% in 2001 and remain constant at 10% thereafter.

  The rates utilized to discount the net cash flows to their present value were based on venture capital rates of return. Due to the nature of the forecast and the risks associated with the projected growth, profitability and developmental projects, a discount rate of 27.5 percent was determined to be appropriate for the IPR&D. This discount rate was commensurate with the Company's stage of development; the uncertainties in the economic estimates described above; the inherent uncertainty surrounding the successful development of the purchased in-process technology; the useful life of such technology; the profitability levels of such technology; and, the uncertainty of technological advances that were unknown at the time of the acquisition.

  The forecasts used by Cabletron in valuing in-process research and development were based upon assumptions Cabletron believes to be reasonable but which are inherently uncertain and unpredictable. Cabletron's assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

  Cabletron believes that the foregoing assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from the projected results.

  The Company's in-process research and development value is comprised of several significant individual on-going projects. Remaining development efforts for these projects include various phases of design, development and testing. Anticipated completion dates for the projects in progress are estimated to occur over the first nine months following the acquisition. The Company estimated it will begin generating the economic benefits from the technologies in the second half of fiscal year 2000. Funding for such projects was estimated to be obtained from internally generated sources. Expenditures to complete these projects were estimated to total approximately $1.0 million over the next six months. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

  Cabletron management expects to continue their support of these efforts and believes the Company has a reasonable chance of successfully completing the research and development programs. However, there is risk associated with the completion of the projects and there is no assurance that any will meet with either technological or commercial success.

(4) Inventories

   Inventories consist of the following:

                                         Successor              Predecessor
                                 -------------------------- --------------------
                                 September 30, February 28, August 31, March 31,
                                     1999          1999        1998      1998
                                 ------------- ------------ ---------- ---------
   Raw materials................  $1,864,122    1,237,660     893,461   666,255
   Work-in-process..............      79,344      147,467     214,100   105,854
   Finished goods...............   1,228,722      192,064     217,549     1,750
                                  ----------    ---------   ---------   -------
   Total........................  $3,172,188    1,577,191   1,325,110   773,859
                                  ==========    =========   =========   =======

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)


(5) Property, Plant and Equipment

  Property, plant and equipment consist of the following:

                                     Successor              Predecessor
                             -------------------------- -------------------
                                                                    March    Estimated
                             September 30, February 28, August 31,   31,      useful
                                 1999          1999        1998      1998      lives
                             ------------- ------------ ---------- --------  ---------
   Capitalized software....    $ 38,886       27,139       29,186    25,818    3 years
   Machinery and
    equipment..............     357,592      163,967      360,642   326,005  3-5 years
   Furniture and fixtures..      19,746        6,860       13,080    13,080  3-5 years
                               --------      -------     --------  --------
                                416,224      197,966      402,908   364,903
   Less accumulated
    depreciation and
    amortization...........    (137,882)     (62,831)    (250,004) (195,853)
                               --------      -------     --------  --------
                               $278,342      135,135      152,904   169,050
                               ========      =======     ========  ========

(6) Intangible Assets

  Intangible assets consist of the following:

                                               September    February   Estimated
                                                  30,         28,       useful
                                                 1999         1999       lives
                                              -----------  ----------  ---------
   Goodwill.................................. $13,409,105  13,479,175  10 years
   Acquired patents and technologies.........     451,636     451,636   5 years
                                              -----------  ----------
                                               13,860,741  13,930,811
   Less accumulated amortization.............  (1,578,252)   (727,304)
                                              -----------  ----------
                                              $12,282,489  13,203,507
                                              ===========  ==========

  Goodwill has been reduced by $70,070 and $205,844 at September 30, 1999 and February 28, 1999 respectively. This reduction is a result of acquired tax benefits from stock options exercised.

(7) Leases

  The Company is obligated under various capital leases for certain machinery and equipment. Future minimum lease payments by fiscal year and in the aggregate under capital leases as of February 28, 1999 are as follows:

   Fiscal year ending February 28,
     2000.............................................................. $41,241
     2001..............................................................  14,237
     2002..............................................................   1,241
                                                                        -------
     Total minimum lease payments......................................  56,719
   Less amounts representing interest (at 12.79%)......................   5,115
                                                                        -------
     Present value of net minimum capital lease payments...............  51,604
   Less current portion of obligations under capital leases............  39,616
                                                                        -------
     Obligations under capital leases excluding current portion........ $11,988
                                                                        =======

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

   Included in property plant and equipment are the following assets held under capital leases:

                                       Successor              Predecessor
                               -------------------------- --------------------
                               September 30, February 28, August 31, March 31,
                                   1999          1999        1998      1998
                               ------------- ------------ ---------- ---------
   Machinery and equipment....    $72,780       72,780     176,162    157,505
   Less accumulated
    amortization..............     50,277       27,173     103,382     78,804
                                  -------       ------     -------    -------
                                  $22,503       45,607      72,780     78,701
                                  =======       ======     =======    =======

  Amortization of assets held under capital leases is included with depreciation expense.

  Prior to the acquisition by Cabletron, the Company leased a manufacturing and office facility under an operating lease. In June 1999, the Company relocated to a facility leased by Cabletron. Cabletron allocates a portion of its lease cost to the Company. Rent expense, including intercompany allocations for the seven months ended September 30, 1999, the six months ended February 28, 1999, the five months ended August 31, 1998 and the years ended March 31, 1998, and 1997, was $225,819, $100,001, $71,742,
  $135,018 and $73,912, respectively.

(8) Income Taxes

  Total income tax expense (benefit) was allocated as follows:

                                    Successor                      Predecessor
                            -------------------------- -----------------------------------
                            Seven months   Six months  Five months Fiscal year Fiscal year
                                ended        ended        ended       ended       ended
                            September 30, February 28, August 31,   March 31,   March 31,
                                1999          1999        1998        1998        1997
                            ------------- ------------ ----------- ----------- -----------
   Income from continuing
    operations.............   $883,906      (338,607)      --          --          800
   Reduction in goodwill,
    for recognition of tax
    benefits from stock
    options exercised......    (70,070)     (205,844)      --          --          --
                              --------      --------       ---         ---         ---
                              $813,836      (544,451)      --          --          800
                              ========      ========       ===         ===         ===

   Income tax attributable to income from continuing operations consist of:

                                    Successor                      Predecessor
                            -------------------------- -----------------------------------
                            Seven months   Six months  Five months Fiscal year Fiscal year
                                ended        ended        ended       ended       ended
                            September 30, February 28, August 31,   March 31,   March 31,
                                1999          1999        1998        1998        1997
                            ------------- ------------ ----------- ----------- -----------
   Currently payable:
   Federal.................   $538,238           --        --          --          --
   State...................    153,324           800       --          --          800
   Deferred tax expense
    (benefit)..............    192,344      (339,407)      --          --          --
                              --------      --------       ---         ---         ---
   Tax expense (benefit)...   $883,906      (338,607)      --          --          800
                              ========      ========       ===         ===         ===

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

   The following is a reconciliation of the effective tax rates to the statutory federal tax rate:

                                     Successor                      Predecessor
                             -------------------------- -----------------------------------
                             Seven months   Six months  Five months Fiscal year Fiscal year
                                 ended        ended        ended       ended       ended
                             September 30, February 28, August 31,   March 31,   March 31,
                                 1999          1999        1998        1998        1997
                             ------------- ------------ ----------- ----------- -----------
   Statutory federal income
    tax (benefit) rate.....      35.0%        (35.0)%      (35.0)%     (35.0)%     (35.0)%
   State income tax, net of
    federal tax benefit....       5.8            --           --          --          --
   Exempt income of foreign
    sales corporation, net
    of tax.................      (0.2)           --           --          --          --
   Research and
    experimentation
    credit.................      (6.4)         (0.7)          --          --          --
   Unbenefitted net
    operating loss.........        --            --         35.0        35.0        35.0
   Nondeductible
    amortization of
    intangible assets......      16.8           1.9           --          --          --
   Nondeductible in--
    process research and
    development charge.....        --          31.3           --          --          --
                                 ----         -----        -----       -----       -----
                                 51.0%         (2.5)%        0.0%        0.0%        0.0%
                                 ====         =====        =====       =====       =====

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

                                    Successor                Predecessor
                            -------------------------- ------------------------
                            Seven months   Six months  Five months  Fiscal year
                                ended        ended        ended        ended
                            September 30, February 28, August 31,    March 31,
                                1999          1999        1998         1998
                            ------------- ------------ -----------  -----------
   Deferred tax assets:
     Accounts receivable...  $    8,343         8,266       8,266        8,343
     Inventories...........      70,000        70,000          --           --
     Property, plant and
      equipment............      40,478        38,959      30,991       19,531
     Other reserves and
      accruals.............     113,946        (4,815)         35           --
     Net operating loss
      carryforwards........   2,112,231     2,424,932   2,112,231    1,541,505
                             ----------    ----------  ----------   ----------
     Total gross deferred
      tax assets...........   2,344,998     2,537,342   2,151,523    1,569,379
     Less valuation
      allowance............  (2,148,806)   (2,148,806) (2,148,806)  (1,569,067)
                             ----------    ----------  ----------   ----------
     Net deferred tax
      assets...............     196,192       388,536       2,717          312
                             ----------    ----------  ----------   ----------
   Deferred tax
    liabilities:
     Other reserves and
      accruals.............     (49,129)      (49,129)     (2,717)        (312)
                             ----------    ----------  ----------   ----------
     Total gross deferred
      liabilities..........     (49,129)      (49,129)     (2,717)        (312)
                             ----------    ----------  ----------   ----------
     Net deferred tax
      assets...............  $  147,063       339,407          --           --
                             ==========    ==========  ==========   ==========

  At September 30, 1999, February 28, 1999, August 31, 1998 and March 31, 1998, the Company had net operating loss (NOL) carryforwards for tax purposes of $5,695,112, $6,187,662, $5,695,112, and $4,129,836 respectively expiring in fiscal February 2008 through fiscal February 2011. The utilization of these net operating losses may be limited pursuant to Internal Revenue Code section 382 as a result of ownership changes.

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)


  The valuation allowance was increased by $0, $0, $579,739 and $721,065 during the periods ended September 30, 1999, February 28, 1999, August 31, 1998 and March 31, 1998, respectively. Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of September 30, 1999, February 28, 1999 and August 31, 1998 will be recorded as a decrease to goodwill and other non-current intangible assets. In assessing the realizability of net deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 1999.

(9)Related Party Notes Payable
  On August 8, 1995, the Company entered into a $250,000 note payable with Soliton Systems, K.K. ("Soliton") with an interest rate of five percent. On August 5, 1997, the note was amended to require variable quarterly repayments of the note over three years with the principle amount outstanding at the end of three years due in full. The Company repaid the note in full on October 8, 1998. Soliton was a preferred stock shareholder of the Company.

  In anticipation of Cabletron's acquisition of the Company, the two parties entered into a Memorandum of Understanding ("MOU") on February 4, 1998. As part of the MOU, the Company entered into a note payable to Cabletron for $2,225,000 with an interest rate of six percent. The note payable was convertible into shares of Series E Preferred Stock of the Company at $7.50 per share if the acquisition was not consummated.

(10) Financial Instruments and Concentration of Credit Risk

  The carrying amounts of cash and cash equivalents, accounts receivables, and current liabilities approximate fair value because of the short maturity of these financial instruments.

  The carrying amount of the notes payable to Cabletron, as discussed in note 9, approximated fair value based on the short maturity of the instrument. The carrying amount of the note payable to Soliton also approximated fair value based on estimated discounted cash flows prior to the repayment by the Company.

  For the seven months ended September 30, 1999 and the six months ended February 28, 1999, the Company had one customer, Covad and a related party, Cabletron, which accounted for 52% and 26% of sales and 70% and 17% of sales, respectively. For the five months ended August 31, 1998, the Company had two customers, Covad and British Telecom that accounted for 28% and 19% of sales, respectively. Additionally for this same period sales to related parties, Cabletron and Soliton, accounted for 25% and 21% of sales, respectively. For the year ended March 31, 1998, the Company had one customer, Diamond Lane, which accounted for 36% of sales. Additionally for this same period sales to related parties, Cabletron and Soliton, accounted for 31% and 11% of sales, respectively. For the year ended March 31, 1997, sales to related parties, Cabletron and Soliton, accounted for 69% and 20% of sales, respectively.

(11) Segment and Geographical Information

  The Company operates in one operating segment. The Company provides a line of broadband remote access, high-speed corporate and internet access modems and routers primarily utilizing DSL technologies. Substantially all revenues result from the sales of hardware products. The vast majority of the Company's sales are generated in the United States.

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

(12) Related Party

  Subsequent to the acquisition date, the Company maintained a certain level of autonomy. During the six months ended February 28, 1999, Cabletron provided the Company with certain services including cash management, payroll processing, insurance, limited legal and information technology support as well as the ability for Company employees to participate in Cabletron's medical plan beginning in January of 1999. During this period, Cabletron began to allocate expenses primarily related to the medical plan coverage to the Company on a monthly basis as the costs associated with the other services were nominal. The total amount of expenses allocated to the Company by Cabletron during the six months ended February 28, 1999 was $15,026 and is included in the respective categories in the statement of operations including cost of sales, selling general and administrative, and research and engineering expenses.
  Also beginning in the six month period ending February 28, 1999, Company employees were able to participate in Cabletron's incentive plans. These plans include Cabletron's Equity Incentive Plan and the Employee Stock Purchase Plan. These plans are accounted for by Cabletron as non-compensatory under APB 25 and thus there is no expense allocation.

  Beginning in the seven month period ending September 30, 1999, Cabletron began to provide the Company with services in addition to those described above. These services included external and inside sales support, customer service and technical support, software licenses, limited software development and assistance with year 2000 remediation processes. The Company also moved into a Cabletron facility in June of 1999 and began to receive a related cost allocation from Cabletron representing rent and other occupancy costs. The total amount of expenses allocated to the Company by Cabletron during the seven months ended September 30, 1999 was $574,151 and is included in the respective categories in the statement of operations including cost of sales, selling general and administrative, and research and engineering expenses.

  Cabletron was a significant customer of the Company prior to the completion of the acquisition and the Company has generated significant intercompany sales to Cabletron subsequent to the acquisition as outlined in footnote 10 of these financial statements.

(13) Stockholders' Equity

  The Company's preferred stock was convertible into common stock on a one-for-one conversion rate. Each holder of preferred stock was entitled to vote on all matters and was entitled to the number of votes equal to the whole number of shares of common stock into which such preferred shares could be converted. Dividends on the preferred stock were not cumulative and no right to any dividends would accrue to the holders unless declared by the Board of Directors.

  The preferred stock had liquidation preferences as follows:

            Series A..................... $0.50 per share
            Series B..................... $1.00 per share
            Series C..................... $2.40 per share
            Series D..................... $2.85 per share

  Prior to the acquisition by Cabletron, the Company maintained a 1994 Stock Option Plan (the "Plan") which provided for up to 400,000 shares of common stock of the Company for purchase by employees, directors or consultants of the Company. The Plan was amended on October 1, 1997 to provide up to

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

  600,000 shares. The Plan provides for issuance of options at their fair market value on the date of the grant. The Plan allowed varying vesting provisions but in each case the options were issued with four year vesting periods. The Plan also includes a provision whereby at least 20% per year of the total number of shares pursuant to a grant would vest. The maximum term for an option was ten years from the date of grant. As part of the acquisition by Cabletron, the options for Company common stock were converted to options for Cabletron common stock.

  A summary of option transactions follows:

                                                       Number   Weighted Average
                                                         of         Exercise
                                                       options       Price
                                                       -------  ----------------
   Options outstanding at March 31, 1996..............      --
     Granted.......................................... 314,750       $0.14
     Exercised........................................ (14,479)      $0.15
     Forfeited........................................ (60,521)      $0.15
                                                       -------
   Options outstanding at March 31, 1997.............. 239,750       $0.14
     Granted.......................................... 222,400       $0.25
     Exercised........................................ (47,706)      $0.12
     Forfeited........................................  (1,615)      $0.20
                                                       -------
   Options outstanding at March 31, 1998.............. 412,829       $0.19
     Granted..........................................  67,100       $0.75
     Exercised........................................    (885)      $0.20
     Forfeited........................................  (1,000)      $0.75
                                                       -------
   Options outstanding at August 31, 1998............. 478,044       $0.27
                                                       =======
   Options exercisable at:
     March 31, 1997...................................  73,141       $0.11
     March 31, 1998................................... 122,777       $0.16
     August 31, 1998.................................. 170,678       $0.27

  Subsequent to the acquisition by Cabletron, Company employees were eligible to participate in Cabletron's Equity Incentive Plan ("EIP") which provides shares of common stock for the granting of a variety of incentive awards to eligible employees. As of February 28, 1999, Cabletron had issued Company employees 75,100 stock options under the EIP, which were granted at fair market value at the date of grant, vest over a three to five year period and expire within six to ten years from the date of grant.

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)

   A summary of option transactions follows:

                                                              Weighted Average
                                                     Number       Exercise
                                                   of options      Price
                                                   ---------- ----------------
   Company options outstanding at August 31, 1998
    assumed by and converted to Cabletron options
    at a ratio of 1.033 to 1......................  493,970        $0.26
   Granted........................................   75,100        $7.63
   Exercised......................................  (86,020)       $0.16
   Forfeited......................................   (1,983)       $0.60
                                                    -------
   Options outstanding at February 28, 1999.......  481,067        $1.42
     Granted......................................       --           --
     Exercised....................................  (80,835)       $0.28
     Forfeited....................................   (7,566)       $0.60
                                                    -------
   Options outstanding at September 30, 1999......  392,666        $1.69
                                                    =======
   Options exercisable at :
     February 28, 1999............................  209,983        $0.75
     September 30, 1999...........................  190,608        $0.82

  The following table summarizes information concerning currently outstanding and exercisable options as of February 28, 1999:

                                     Options Outstanding         Options Exercisable
                              --------------------------------- ---------------------
                                           Weighted-
                                            Average
                                           Remaining  Weighted-             Weighted-
                                          Contractual  Average               Average
                                Number       Life     Exercise    Number    Exercise
   Range of Exercise Prices   Outstanding   (years)     Price   Exercisable   Price
   ------------------------   ----------- ----------- --------- ----------- ---------
   $0.00 to $0.25..........     218,592       7.7       $0.17     139,760     $0.15
   $0.26 to $0.50..........     121,443       8.6       $0.27      36,341     $0.26
   $0.51 to $0.75..........      65,932       9.2       $0.64      18,862     $0.63
   $0.76 to $14.00.........      75,100       9.6       $7.63      15,020     $7.63
                                -------                           -------
   $0.00 to $14.00.........     481,067       8.1       $1.42     209,983     $0.75
                                =======       ===       =====     =======

  The Company accounts for its stock option plans in accordance with the provisions of APB 25. As such compensation expense is recorded on the date of grant only if the fair value of the underlying stock exceeds the exercise price. Had compensation cost associated with options held by Company employees been determined consistent with SFAS 123, the Company would have reported net losses of $13,078,156, $1,660,426, $2,077,613, and
  $1,503,479, respectively for the six months ended February 28, 1999, the five months ended August 31, 1998 and the years ended March 31, 1998 and 1997.

                             FLOWPOINT CORPORATION

    (Information as of and for the seven months ended September 30, 1999 is unaudited)


  The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions:

                                Six Months  Five Months Fiscal year Fiscal year
                                  ended        ended       ended       ended
                               February 28, August 31,   March 31,   March 31,
                                   1999        1998        1998        1997
                               ------------ ----------- ----------- -----------
   Expected volatility........    *76.32%        --          --          --
   Dividend yield.............        --         --          --          --
   Risk-free interest rate....       5.1%      4.87%       5.70%       6.57%
   Expected life, in years....       3.7        3.8         3.8         3.7

  --------
  *based on Company employee holdings in Cabletron common stock

  The weighted average estimated fair values of stock options granted during the six months ended February 28, 1999, the five months ended August 31, 1998 and the fiscal years ended March 31, 1998 and 1997 were $7.63, $.73, $.25 and $.17 per share, respectively.

  Also subsequent to the acquisition by Cabletron, Company employees were eligible to participate in Cabletron' two Employee Stock Purchase Plans ("ESPPs"), which provide shares of common stock to be purchased by employees who have completed a minimum period of employment. Under the 1989 ESPP, employees must be continuously employed for a period of six months and under the 1995 ESPP employees must be continuously employed for a period of two years. Under these plans, options are granted to eligible employees twice yearly and are exercisable through the accumulation of employee payroll deductions from two to ten percent of employee compensation as defined in the plan, to a maximum of $12,500 annually, for each plan, (adjusted to reflect increases in the consumer price index) which may be used to purchase stock at 85 percent of the fair market value of the common stock at the beginning or end of the option period, whichever amount is lower. In the seven months ended September 30, 1999, 6,932 shares were purchased at a weighted average price of $6.96.

(14)Subsequent Event (Unaudited)
  On November 22, 1999, Cabletron announced that it had reached an agreement for the sale of the Company to Efficient Networks ("Efficient") a leading, independent supplier of DSL access products for the customer premises. Under the terms of the sale, Efficient would pay a combination of 7.2 million common shares and 6,300 convertible preferred shares (convertible into an aggregate of 6.3 million common shares of Efficient) to Cabletron in exchange for all the outstanding common stock of the Company. The sale closed on December 17, 1999.

                    Independent Auditors' Report on Schedule

The Board of Directors
Efficient Networks, Inc.:

   Under date of July 6, 1999, except as to note 13 which is as of July 20, 1999, we reported on the consolidated balance sheets of Efficient Networks, Inc. and subsidiary as of June 30, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 1999, which are included in the Company's annual report on form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in the annual report on form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

   In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Dallas, Texas
July 6, 1999

                            EFFICIENT NETWORKS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                    Additions  Additions
                         Balance at charged to charged to            Balance at
                         Beginning  costs and    other                 end of
Description              of period   expenses   accounts  Deductions   period
-----------              ---------- ---------- ---------- ---------- ----------
FOR THE YEAR ENDED JUNE
 30, 1999
Allowances Deducted
 from Assets
 Accounts receivable...     $ 15       105        --         --         $120
 Inventories...........      150       130        --         --          280
                            ----       ---        ---        ---        ----
  Total Allowances
   Deducted from
   Assets..............     $165       235        --         --         $400
                            ====       ===        ===        ===        ====
FOR THE YEAR ENDED JUNE
 30, 1998
Allowances Deducted
 from Assets
 Accounts receivable...     $ 25        11        --          21        $ 15
 Inventories...........       57       124        --          31         150
                            ----       ---        ---        ---        ----
  Total Allowances
   Deducted from
   Assets..............     $ 82       135        --          52        $165
                            ====       ===        ===        ===        ====
FOR THE YEAR ENDED JUNE
 30, 1997
Allowances Deducted
 from Assets
 Accounts receivable...     $ 23         2        --         --         $ 25
 Inventories...........      --         57        --         --           57
                            ----       ---        ---        ---        ----
  Total Allowances
   Deducted from
   Assets..............     $ 23        59        --         --         $ 82
                            ====       ===        ===        ===        ====

                                      S-2